Exhibit 10.31

MEMBERSHIP INTEREST PURCHASE AGREEMENT

between

BKEP CRUDE, L.L.C.,

as the Seller,

and

Enbridge Storage (Cushing) L.L.C.,

as the Buyer

Dated as of December 18, 2020

i

TABLE OF CONTENTS

(Continued)

ii

TABLE OF CONTENTS

(Continued)

Exhibit A	Net Working Capital
Exhibit B	Form of Transition Services Agreement
Exhibit C	Sample Statement
Exhibit D	Form of Reorganization Documents
Exhibit E	Form of Assignment of Purchased Interests
Exhibit F	Form of Parent Guarantee
Exhibit G	Conditional Binder for R&W Insurance Policy

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of December 18, 2020 (this “Agreement”), between BKEP Crude, L.L.C., a Delaware limited liability company (the “Seller”), and Enbridge Storage (Cushing) L.L.C., a Delaware limited liability company (the “Buyer”).

RECITALS

WHEREAS, the Seller owns 100% of the issued and outstanding membership interests (the “Purchased Interests”) of BKEP Crude Storage, L.L.C., a Delaware limited liability company (the “Company”); and

WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Purchased Interests.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

Article I
DEFINITIONS

Section 1.1     Certain Defined Terms. For purposes of this Agreement:

“Action” means any civil, criminal or administrative claim, action, case, grievance, investigation, audit, suit, arbitration, mediation, cause of action or other proceeding by or before any Governmental Authority or any arbitrator.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Applicable Entities” means BKEP Parent and all of its direct and indirect subsidiaries, that hold or have held any BKEP Assets, or are or have been parties to any contract, Permit or other right or obligation as to the Terminals Business, including, for the avoidance of doubt, the Seller and the Company.

“BKEP Assets” means all assets primarily used in the conduct of the Terminals Business as of and since July 15, 2020 (including those interests and assets set forth on Schedule 1.1 of the Disclosure Schedules), but excluding assets disposed to Persons that are not an Affiliate of Seller that are obsolete or were unnecessary to the conduct of the business in the ordinary course prior to such date.

“BKEP Parent” means Blueknight Energy Partners, L.P., a Delaware limited partnership.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Oklahoma.

“Buyer Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Buyer of its obligations under the Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

“Calculation Time” means 11:59 p.m. Tulsa, Oklahoma time on the day immediately preceding the Closing Date.

“Cash” means, as at a specified date, the aggregate amount of all cash, cash equivalents and marketable securities held by the Company, including all outstanding security, customer or other deposits, including cash collateral posted as credit support by or on behalf of the Company (it being understood and agreed that Cash shall be reduced by the amount of any checks written and mailed (but not yet cashed) by the Company).

“Code” means the Internal Revenue Code of 1986, as amended.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“COVID-19” means the coronavirus disease (COVID-19), and any evolutions thereof, caused by the severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2), which was declared a Public Health Emergency of International Concern by the World Health Organization on January 30, 2020.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Laws, orders, directives, guidelines or recommendations promulgated by any Governmental Authority in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Deposit Amount” means an amount equal to $6,600,000.

“Easement” means any easement, right-of-way, license, road crossing agreement, rail crossing agreement, or other similar land use agreements, licenses, permits and similar rights in real property, including real property used for purposes of pipeline rights-of-way and access (ingress and egress) easement and right-of-way purposes, but excluding Leased Real Property.

“Encumbrance” means, with respect to any property or other asset of any Person (or any revenues, income or profits of that Person therefrom), any (i) charge, claim, mortgage, lien, pledge, security interest, deed of trust, assessment, levy or similar encumbrance (i) lease, tenancy, license, or other possessory interest, (iii) purchase right, transfer or other restriction, right of first refusal, right of first offer, conditional sales obligation, or similar encumbrance or (iv) Easement, restrictive covenant, condition or other similar land use encumbrance of any kind (but excluding under (i) through (iv) those created under applicable securities laws, and not including any license of Intellectual Property).

“Enterprise Value” means $132,000,000.

“Equity Interests” means capital stock, partnership or membership interests, units, profits interests or any other equity interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of, or a voting or control right as to, the issuing entity, and all securities convertible into or exchangeable for any of the foregoing (including debt securities), and any and all warrants, rights or options to purchase, or obligations of a Person to sell, any of the foregoing.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the Escrow Agreement entered into as of the date hereof by the Buyer, the Seller, and Escrow Agent.

“Estimated Purchase Price” means (i) the Enterprise Value, plus (ii) the Estimated Cash, plus (iii) the Working Capital Overage, if any, minus (iv) the Estimated Indebtedness, minus (v) the Working Capital Underage, if any, minus (vi) the Estimated Transaction Expenses, minus, (vii) the Deposit Amount (together with any interest earned thereon).

“FERC” means the U.S. Federal Energy Regulatory Commission.

“Fundamental Representations” means the representations and warranties in Sections 3.1, 3.2, 3.3(a)(i), 3.4, 3.5, 3.6, 4.1, 4.2(a)(i), 4.3, 4.4, 4.17, 4.22, 4.26, 5.1, 5.2, and 5.5.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof, applied on a consistent basis.

“Governmental Authority” means any United States, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.

“Indebtedness” means, with respect to any Person, as of a specified date, without duplication, the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties with respect thereto, of (i) obligations for borrowed money of such person, whether secured or unsecured, (ii) obligations of such Person evidenced by any note, bond, debenture or other debt security, (iii) obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or bankers’ acceptances or similar instruments, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all guarantees, whether direct or indirect, by such Person of indebtedness of others or indebtedness of any other Person secured by any assets of such Person, and (vi) without limiting the foregoing, all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with GAAP. Notwithstanding the foregoing, “Indebtedness” does not include (A) any lease obligations under operating lease, (B) obligations under any interest rate, currency or other hedging agreement (other than breakage costs payable upon termination thereof on the Closing Date) set forth on Schedule 4.16 of the Disclosure Schedules or (C) trade payables and accrued expenses arising in the ordinary course of business. For purposes of Section 2.4, “Indebtedness” shall not include obligations of the Company to be released on or before the Closing Date under that certain Second Amended and Restated Credit Agreement, dated as of May 11, 2017, as amended from to time, by and among BKEP Parent and the other signatory parties thereto.

“Indemnifying Party” means the party obligated to indemnify any Indemnified Party under Article IX.

“Intellectual Property” means (i) trade names, trademarks and service marks, domain names, trade dress and similar rights, and applications to register any of the foregoing; (ii) patents and patent applications; (iii) copyrights (whether registered or unregistered) and applications for registration; and (iv) confidential and proprietary information, including trade secrets and know-how.

“Intentional Fraud” means a common law claim for fraud based on an intentional misrepresentation (as opposed to any claim based on constructive knowledge, or negligent or reckless misrepresentation) with respect to the representations and warranties in this Agreement.

“Knowledge” with respect to the Company or the Seller (as applicable) means the actual (but not constructive or imputed) knowledge, after due inquiry, of the persons listed in Schedule 1.2 of the Disclosure Schedules as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) and with respect to the Buyer means the actual (but not constructive or imputed) knowledge, after due inquiry, of Graham Young and Cayde Coates.

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority, including common law.

“Leased Real Property” means the real property leased in connection with the Terminals Business by one or more of the Applicable Entities, as tenant, including all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances relating to the foregoing.

“Lender Release” means a release of all liens and liability of the Company and the BKEP Assets under the loan and security documents related to the Second Amended and Restated Credit Agreement among Blueknight Energy Partners, L.P., Capital One, National Association, Natixis, Compass Bank, U.S. Bank, National Association, Cadence Bank, N.A., Regions Bank, et al., and Wells Fargo Bank, National Association (as Administrative Agent), dated as of May 11, 2017 (as amended June 28, 2018).

“Liability” means any liability, obligation, or commitment of any nature whatsoever, whether asserted, known, absolute, accrued, matured, contingent or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP.

“Losses” means losses, liabilities, obligations, damages, diminutions of value, demands, actions, causes of action, fines, costs and expenses of defense thereof (including reasonable investigatory fees and expenses and fees and disbursements of counsel, as well as the cost of enforcing any right to indemnification under Article IX).

“Material Adverse Effect” means any event, change, occurrence or effect that (i) would have, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company in the aggregate or on the Terminals Business or on the BKEP Assets, taken as a whole, or (ii) would, or would reasonably be expected to, prevent, materially delay or materially impede the performance by the Seller of its obligations under the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, other than any event, change, occurrence or effect arising out of, attributable to or resulting from (1) changes in general economic or business conditions or in the financial markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world, (2) general changes or developments affecting any of the industries in which the Company operates, (3) actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the transactions contemplated hereby, (4) changes in any applicable Laws (including any COVID-19 Measures) or applicable accounting regulations or principles or interpretations thereof, (5) any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (6) geopolitical conditions or any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism), (7) any epidemic, pandemic or disease outbreak (including COVID-19), or any Law issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for COVID-19 Measures, business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law or interpretation thereof following the date of this Agreement or any worsening of such conditions threatened or existing as of the date of this Agreement, (8) any political or social conditions, civil unrest, protests, public demonstrations and the response of any Governmental Authority thereto or any escalation or worsening thereof, (9) natural disasters or weather conditions or other acts of God, (10) any other national or international calamity, crisis or emergency, whether or not caused by any Person, (11) the pendency of this Agreement and the transactions contemplated hereby, (12) any action taken by the Company which is expressly required or expressly permitted by this Agreement, (13) any matter set forth in the Disclosure Schedules, or (14) any actions taken (or omitted to be taken) with the express written consent of the Buyer; provided, however, that such events, changes, occurrences or effects referenced in the cases of any of clauses (1), (2), (4), (6), (7), (8), (9) and (10) will be taken into account only to the extent that such events, changes, occurrences or effects are disproportionately adverse to the Company, taken as a whole, relative to other companies operating in the industries in which the Company operates.

“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (i) the current assets of the Company that are included in the line item categories of current assets specifically identified on Exhibit A hereto (but for the purposes of calculating the Net Working Capital adjustment, the spare parts inventory shall have a value of $30,000 regardless of book valuation) and the crude oil inventory shall have a value that reflects the final crude oil inventory price based on the front-month calendar settlement price for NYMEX WTI Cushing on the Closing Date, minus (ii) the current Liabilities of the Company that are included in the line item categories of current Liabilities specifically identified on Exhibit A hereto, in each case, calculated in accordance with the Applicable Accounting Principles. Notwithstanding anything to the contrary herein, in no event shall “Net Working Capital” include any amounts with respect to Cash, Indebtedness, or Transaction Expenses.

“Organizational Document” means (a) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof together with any other governing agreements or instruments of such corporation or the shareholders thereof, (b) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement or regulations thereof, or any comparable governing instruments, (c) with respect to a partnership, the certificate of formation and the partnership agreement and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person, and with respect to any of the foregoing, any document or instrument providing for the terms of, or otherwise governing, any Equity Interest therein.

“Owned Real Property” means the real property owned by one or more of the Applicable Entities used as a part of the Terminals Business, together with all buildings and other structures, facilities or improvements located thereon and all Easements, licenses, rights and appurtenances relating to the foregoing.

“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company for a period greater than 60 days, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iii) zoning, entitlement, or conservation restrictions promulgated by Governmental Authorities, (iv) liens granted to any lender at the Closing in connection with any financing by the Buyer of the transactions contemplated hereby, (v) any right, interest, lien, title or other Encumbrance of a lessor or sublessor under any lease or other similar agreement or in the property being leased, and (vi) all exceptions, restrictions, Easements, imperfections of title, charges, rights-of-way and other Encumbrances of the type described in clause (iv) of the definition of Encumbrance that do not materially interfere with the present use of the assets of the Company, together with any other assets used in the Terminals Business, taken as a whole.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Purchase Price” means the Estimated Purchase Price, as it may be adjusted in accordance with Section 2.4.

“Reorganization” means the transfer of all of the BKEP Assets to the Company, and any and all actions taken in connection therewith.

“Reorganization Documents” means, collectively, (i) that certain Contribution Agreement, by and between the Company and the Seller, to be executed and delivered following the date of this Agreement and prior to the Closing in the form attached to this Agreement in Exhibit D, (ii) that certain Distribution Agreement, by and between the Seller and BKEP Pipeline, L.L.C., to be executed and delivered following the date of this Agreement and prior to the Closing in the form attached to this Agreement in Exhibit D, and (iii) that certain Interconnection Agreement, by and between the Company and the other signatory party thereto, to be executed and delivered following the date of this Agreement and prior to the Closing in the form attached to this Agreement in Exhibit D.

“Representatives” means, with respect to any Person, the officers, managers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Retention Amount” means, for the first year after Closing, $1,188,000.00, and after that $660,000.

“Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

“R&W Insurance Policy” means the insurance policy to be issued by the R&W Insurer.

“R&W Insurer” means Columbia Casualty Company.

“Seller Group Party” means the Seller and each of its former, current or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled Persons, managers, agents, advisors, successors or permitted assigns.

“Seller Tax Matter” means (i) making or revoking an election on any Tax Return filed after the Closing that adversely affects the Taxes or Tax Returns of the Company or any of its subsidiaries for a taxable period ending on or prior to the Closing Date (or for a Straddle Period) or that adversely affects the Taxes of the Seller or any of its Affiliates (or their respective direct or indirect equity owners); (ii) extending or waiving the applicable statute of limitations with respect to a Tax Return of the Company or any of its subsidiaries for a taxable period ending on or prior to the Closing Date (or for a Straddle Period); (iii) filing any ruling request with any Governmental Authority that relates to Taxes or Tax Returns of the Company or any of its subsidiaries for a taxable period ending on or prior to the Closing Date (or for a Straddle Period); or (iv) entering or pursuing a voluntary disclosure agreement with a Governmental Authority with respect to filing Tax Returns or paying Taxes for a taxable period ending on or prior to the Closing Date (or for a Straddle Period).

“Storage Agreement” means the form of storage agreement as contemplated and finally determined by the Storage Side Letter.

“Storage Side Letter” means at certain letter agreement, dated as of the date hereof, by and between the Buyer and the Seller, regarding the Storage Agreement.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Target Net Working Capital” means $0.

“Tax” or “Taxes” means (i) any and all taxes, assessments, duties, fees, imposts, levies and similar charges of any kind assessed, imposed or collected by any Governmental Authority, including those imposed on, or measured by, gross income, net income, gross receipts, capital, goods and services, sales, use, consumption, excise, value-added, ad valorem, real property, personal property, transfer, land transfer, property transfer, severance, stamp capital gains, license, profits, windfall profits, environmental, employment, occupation, franchise, withholding, payroll, and import, (ii) any interest, penalties, fines and additions to the amounts in clause (i), above, and (iii) any Liability for any of the foregoing items in clauses (i) and (ii) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee, successor or guarantor, pursuant to any Tax sharing or indemnity agreement or other contract, or by operation of Law.

“Tax Return” means any return, declaration, report, statement, schedule, form, information statement and other document required to be filed with respect to Taxes or any amendment to any of the foregoing.

“Terminals Business” means the crude oil storage business in or near Cushing, Oklahoma of BKEP Parent and all of its direct and indirect subsidiaries.

“Transaction Documents” means, collectively, this Agreement, the Transition Services Agreement, the Parent Guarantee, and any and all other agreements or instruments provided for in this Agreement to be executed and delivered in connection with the transactions contemplated hereby, including the Reorganization Documents, and when used in reference to a Person means such documents to which such Person is a party.

“Transaction Expenses” means, to the extent not paid by the Seller, the Company or otherwise prior to the Closing Date, the fees, costs and expenses incurred by the Company on or prior to the Closing Date in connection with the transactions contemplated by this Agreement to (i) Simmons Energy, a Division of Piper Jaffray, for investment banking services for the Seller and the Company, and (ii) Gibson, Dunn & Crutcher LLP for legal services to the Seller, the Company.

“Transition Services Agreement” means the Transition Services Agreement in the form of Exhibit B hereto.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as those regulations may be amended from time to time. Any reference herein to a specific section of the Treasury Regulations shall include any corresponding provisions of succeeding, similar, substitute, temporary or final Treasury Regulation.

“Vehicle Leases” means the leases set forth on Schedule 1.1 under the heading “Vehicles.”

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.

Section 1.2     Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Acquisition Engagement	Section 11.19(a)
Agreement	Preamble
Allocation	Section 7.2(a)
Alternative Recovery	Section 9.7(a)
Ancillary Business Employees	Section 6.15(a)
Applicable Accounting Principles	Section 2.4(a)
Balance Sheet Date	Section 4.5
Basket	Section 9.2(c)
Books and Records	Section 4.23
Business Employees	Section 6.15(a)
Buyer	Preamble
Buyer Indemnified Parties	Section 9.2(a)
Buyer Plan	Section 6.15(d)
Claim	Section 9.3
Claim Notice	Section 9.3
Closing	Section 2.3(a)
Closing Cash	Section 2.4(b)
Closing Date	Section 2.3(a)
Closing Indebtedness	Section 2.4(b)
Closing Net Working Capital	Section 2.4(b)
Closing Transaction Expenses	Section 2.4(b)

Definition	Location

COBRA	Section 4.9(g)
Company	Recitals
Confidentiality Agreement	Section 6.7
Direct Claim	Section 9.5
Disclosure Schedules	Article III
EESI	Section 6.15(a)
Employee Plan	Section 4.9(a)
Environmental Laws	Section 4.15(j)(i)
Environmental Permits	Section 4.15(j)(ii)
ERISA	Section 4.9(a)
ERISA Affiliate	Section 4.9(a)
Estimated Cash	Section 2.4(a)
Estimated Indebtedness	Section 2.4(a)
Estimated Net Working Capital	Section 2.4(a)
Estimated Transaction Expenses	Section 2.4(a)
Final Closing Statement	Section 2.4(b)
Financial Statements	Section 4.5
General Survival Date	Section 9.1
Gibson Dunn	Section 11.19(a)
Hazardous Materials	Section 4.15(j)(iii)
HSR Act	Section 3.3(b)
Indemnified Parties	Section 9.2(b)
Independent Accounting Firm	Section 2.4(d)
IRS	Section 4.9(a)
Joint Instruction	Section 2.2(a)
Key Customers	Section 4.18
Key Employee Offers	Section 6.15(b)
Key Employees	Section 6.15
Material Contracts	Section 4.16(a)
Material Insurance Policies	Section 4.11
Net Adjustment Amount	Section 2.4(g)(i)
Notice of Disagreement	Section 2.4(c)
Parent Guarantee	Section 2.3(b)(vi)
Permits	Section 4.8(b)
Pipeline Sale Agreement	Section 2.3(b)(vii)
Preliminary Closing Statement	Section 2.4(a)
Purchased Interests	Recitals
Qualified Beneficiaries	Section 6.15(e)
Real Property	Section 4.12(a)
Release	Section 4.15(j)(iv)
Required Easements	Section 4.12(c)
Sample Statement	Section 2.4(a)
Securities Act	Section 5.6
Seller	Preamble
Seller Indemnified Parties	Section 9.2(b)
Seller Management Co	Section 6.15(a)
Seller Taxes	Section 9.2(a)(iii)

Definition	Location

SemGroup	Section 4.12(g)
Simmons Energy	Section 3.5
Surviving Pre-Closing Covenants	Section 9.1
Tax Representations	Section 9.1
Termination Date	Section 10.1(d)
Third-Person Claim	Section 9.3
Transferred Employee	Section 6.15(a)
Warranty Breach	Section 9.2(a)(i)

Article II
PURCHASE AND SALE

Section 2.1     Purchase and Sale of the Purchased Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver the Purchased Interests to the Buyer and the Buyer shall purchase the Purchased Interests from the Seller, in each case free and clear of all Encumbrances except as set forth on Schedule 3.4 of the Disclosure Schedules, for the consideration specified below in this Article II.

Section 2.2     Deposit; Escrow.

(a)     Contemporaneously with the execution of this Agreement, the Buyer will deposit with Escrow Agent by wire transfer of immediately available funds in United States dollars an amount equal to the Deposit Amount, to be held in an escrow account pursuant to the Escrow Agreement. If the Closing occurs, the Buyer and the Seller will deliver joint written instructions to Escrow Agent instructing Escrow Agent to pay the Deposit Amount (together with any interest earned thereon) to the Seller at the Closing (the “Joint Instruction”), and the Deposit Amount shall be applied as a credit toward the Estimated Purchase Price. If this Agreement is terminated prior to the Closing in accordance with Article X, then the provisions of Section 10.2 shall apply and the Buyer and the Seller shall instruct Escrow Agent to pay the Deposit Amount (together with any interest earned thereon) in accordance with the applicable terms and provisions of Article X.

(b)     Simultaneously with the execution of this Agreement, the Buyer and the Seller have executed, and have obtained execution by Escrow Agent of, the Escrow Agreement.

Section 2.3     Closing.

(a)     The sale and purchase of the Purchased Interests shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 2001 Ross Avenue, Suite 2100, Dallas, Texas 75201, or at such other place as the parties agree in writing, at 10:00 a.m., Dallas, Texas time on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VIII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date); provided, however, that if such third Business Day does not occur on the final day of the calendar month, then, unless the parties otherwise agree in writing, the Closing Date shall instead occur on the first date following such third Business Day that is the final day of a calendar month. The day on which the Closing takes place is referred to as the “Closing Date.”

(b)     At the Closing:

(i)     the Buyer shall deliver or cause to be delivered to the Seller an amount equal to the Estimated Purchase Price;

(ii)     the Seller shall deliver or cause to be delivered to the Buyer an assignment evidencing the conveyance of the Purchased Interests in the form attached to this Agreement as Exhibit E, duly executed by the Seller in favor of the Buyer;

(iii)     the Seller will provide the Buyer with a certificate certifying that the Seller (or its regarded owner for U.S. federal income tax purposes) is not a foreign person, which certificate complies with the requirements of Section 1445 of the Code and with Section 1.1445-2(b) of the Treasury Regulations promulgated under the Code;

(iv)     the Seller and the Buyer shall each deliver to Escrow Agent a duly executed counterpart of the Joint Instruction;

(v)     the Seller and the Buyer shall each deliver a duly executed counterpart of the Transition Services Agreement;

(vi)     the Seller shall deliver to the Buyer a copy of the Parent Guarantee in form attached to this Agreement as Exhibit F, duly executed by Blueknight Energy Partners, L.P. (the “Parent Guarantee”); and

(vii)     as applicable, (A) if the Seller shall have entered into a definitive agreement with respect to the sale of the crude oil pipeline business owned by the Seller (the “Pipeline Sale Agreement”) with the purchaser counterparty currently contemplated as set forth in the Storage Side Letter, then each of the Seller and the Buyer shall deliver a duly executed counterpart of the Storage Agreement attached to the Storage Side Letter as “Exhibit A”, or (B) if both (x) the Seller shall not have entered into the Pipeline Sale Agreement as of 14 days prior to the Closing and (y) the Seller and the Buyer have agreed upon a form of storage agreement, then each of the Seller and the Buyer shall deliver a duly executed counterpart of such agreed form of storage agreement (if any); provided, however, that this sub-clause (vii) shall not apply if the Storage Agreement is executed and delivered prior to Closing as contemplated on Schedule 6.1 of the Disclosure Schedules;

(c)     All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by or on behalf of the payee at least two Business Days prior to the applicable payment date.

Section 2.4     Purchase Price Adjustments.

(a)     At least three Business Days prior to the Closing Date, the Seller shall prepare, or cause to be prepared, and deliver to the Buyer a statement (the “Preliminary Closing Statement”) setting forth a good-faith estimate of the Company’s (i) Net Working Capital (the “Estimated Net Working Capital”), (ii) Indebtedness (the “Estimated Indebtedness”), (iii) Cash (the “Estimated Cash”) and (iv) Transaction Expenses (the “Estimated Transaction Expenses”) (with each of Estimated Net Working Capital, Estimated Indebtedness, and Estimated Cash determined as of the Calculation Time and, except for Estimated Transaction Expenses, without giving effect to the transactions contemplated hereby), based on the Seller’s books and records and other information available at the Closing, and calculated on a basis (x) consistent with the accounting principles, practices, assumptions, conventions and policies used in the preparation of the Sample Statement, and (y) to the extent not inconsistent with the foregoing, GAAP (the “Applicable Accounting Principles”). An illustrative example of a Preliminary Closing Statement and calculation of Net Working Capital, Indebtedness, Cash and Transaction Expenses is set forth as Exhibit C hereto (the “Sample Statement”). Prior to the Closing, the Seller and the Buyer in good faith shall seek to resolve any differences that they may have with respect to the computation of any of the items in the Preliminary Closing Statement; provided, that if the parties are unable to resolve all such differences prior to the Closing, the amounts of the Estimated Net Working Capital, Estimated Indebtedness, Estimated Cash and Estimated Transaction Expenses as reflected in the Preliminary Closing Statement shall be used for purposes of calculating the Estimated Purchase Price on the Closing Date.

(b)     Within 60 days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Seller a written statement (the “Final Closing Statement”) that shall include and set forth a calculation in reasonable detail of the actual (i) Net Working Capital (“Closing Net Working Capital”), (ii) Indebtedness (“Closing Indebtedness”), (iii) Cash (“Closing Cash”) and (iv) Transaction Expenses (“Closing Transaction Expenses”) (with each of Closing Net Working Capital, Closing Indebtedness and Closing Cash determined as of the Calculation Time and, except for Closing Transaction Expenses, without giving effect to the transactions contemplated hereby). The Final Closing Statement (i) shall be prepared on a basis consistent with the Applicable Accounting Principles and the Sample Statement and (ii) shall be based exclusively on the facts and circumstances as they exist prior to the Closing and shall exclude the effects of any event, act, change in circumstances or similar development arising or occurring on (except with respect to Transaction Expenses) or after the Closing Date, but shall not exclude knowledge learned after Closing as to facts and circumstances existing prior to Closing.

(c)     The Final Closing Statement shall become final and binding on the 60th day following delivery thereof, unless prior to the end of such period, the Seller delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, as set forth in the Final Closing Statement. The Seller shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.4(d).

(d)     During the 30-day period following delivery of a Notice of Disagreement by the Seller to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as specified therein. Any disputed items resolved in writing between the Buyer and the Seller within such 30-day period shall be final and binding with respect to such items, and if the Seller and the Buyer agree in writing on the resolution of each disputed item specified by the Seller in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If the Buyer and the Seller have not resolved all such differences by the end of such 30-day period, the Buyer and the Seller shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses. The Independent Accounting Firm shall be Grant Thornton LLP or, if such firm is unable or unwilling to act or ceases at any time to be neutral, such other neutral, nationally-recognized independent public accounting firm as shall be agreed in writing by the Seller and the Buyer. The Buyer and the Seller shall enter into a customary engagement letter with the Independent Accounting Firm. The Buyer and the Seller shall use their reasonable best efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 30 days following the submission thereof. The Independent Accounting Firm shall consider only those items and amounts in the Buyer’s and the Seller’s respective calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses that are identified as being items and amounts to which the Buyer and the Seller have been unable to agree. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the Applicable Accounting Principles and the Sample Statement and the Independent Accounting Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates on the Preliminary Closing Statement are correct, adequate or sufficient. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm’s determination of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses shall be based solely on written materials submitted by the Buyer and the Seller (i.e., not on independent review). The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 11.9. In acting under this Agreement, the Independent Accounting Firm shall function solely as an expert and not as an arbitrator; provided that the Independent Accounting Firm shall have the power to conclusively resolve differences in disputed items as specified in this Agreement.

(e)     The costs of any dispute resolution pursuant to this Section 2.4, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Seller and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(f)     The Buyer and the Seller will, and will cause the Company (in the case of the Seller, prior to the Closing and, in the case of the Buyer, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.4) to afford the other party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, so long as such access would not contravene any applicable Laws (including any applicable COVID-19 Measures), to the applicable personnel and books and records of the Company, and shall use commercially reasonable efforts to provide any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.4.  Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.4; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(g)     The Purchase Price shall be adjusted, upwards or downwards, as follows:

(i)     For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital as finally determined pursuant to this Section 2.4 minus the Estimated Net Working Capital, minus (B) the Closing Indebtedness as finally determined pursuant to this Section 2.4 minus the Estimated Indebtedness, plus (C) the Closing Cash as finally determined pursuant to this Section 2.4 minus the Estimated Cash, minus (D) the Closing Transaction Expenses as finally determined pursuant to this Section 2.4 minus the Estimated Transaction Expenses;

(ii)     If the Net Adjustment Amount is positive, the Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount, and the Buyer shall pay the Net Adjustment Amount to the Seller; and

(iii)     If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount, and the Seller shall pay the Net Adjustment Amount to the Buyer.

(h)     Amounts to be paid pursuant to Section 2.4(g) shall bear interest from the Closing Date to the date of such payment at a rate equal to the rate of interest from time to time announced publicly by The Wall Street Journal as its prime rate, calculated on the basis of a year of 365 days and the number of days elapsed. Payments in respect of Section 2.4(g) shall be made within three Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.4 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date.

(i)     For the avoidance of doubt, this Section 2.4 is not intended to be used to permit the introduction of different judgments, accounting methodologies (including with respect to accruals and reserves), policies, principals, practices, procedures or classifications for purposes of calculating amounts referred to in this Section 2.4, or to adjust for any inconsistencies between the Applicable Accounting Principles, on the one hand, and GAAP, on the other.

Article III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date as follows:

Section 3.1     Organization. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.

Section 3.2     Authority; Enforceability. The Seller has the limited liability company power and authority to execute and deliver the Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of the Transaction Documents to which it is or will be a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action, and no other authorization on the part of the Seller is necessary to authorize such execution, delivery and performance. Each of the Transaction Documents to which the Seller is or will be a party has been (in the case of this Agreement and the Transaction Documents executed on the date hereof), or will be at the Closing (in the case of any other Transaction Documents), duly executed and delivered by the Seller and, assuming due execution and delivery of such Transaction Document by each of the other parties thereto, constitutes, or will constitute at the Closing, as applicable, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3     No Conflict; Required Filings and Consents.

(a)     The execution, delivery and performance by the Seller of each Transaction Document to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)     conflict with or violate any provision of the Organizational Documents of the Seller;

(ii)     conflict with or violate any Law applicable to the Seller or by which any property or asset of the Seller is bound or affected;

(iii)     result (with or without notice or lapse of time or both) in the creation of any Encumbrance on the Purchased Interests; or

(iv)     except as set forth on Schedule 3.3(a)(iv) of the Disclosure Schedules, conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, give rise to any right of termination, cancellation or acceleration under, or require any consent or approval of any Person pursuant to, any material contract to which the Seller is a party;

except, in the case of clause (ii) or (iv), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or that arise primarily as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.

(b)     The Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement, or the consummation of the transactions contemplated hereby, except (i) for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.4     Purchased Interests. The Seller is the sole, direct, record and beneficial owner of all of the Purchased Interests, and has good, marketable and valid title to all of the Purchased Interests, free and clear of any Encumbrance, except as set forth on Schedule 3.4 of the Disclosure Schedules. The Purchased Interests are duly authorized, validly issued, fully paid (to the extent required by the Organizational Documents of the Company) and non-assessable, and were not issued in violation of, and are not subject to, any purchase option or right, call option, preemptive right, profits or similar interest, voting or similar agreement or other similar Encumbrance. The Company has no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights. As of the Closing the Seller will have the right, authority and power to sell, assign and transfer to the Buyer all of the Purchased Interests free and clear of any Encumbrance except as set forth on Schedule 3.4 of the Disclosure Schedules. The Seller will convey to the Buyer good, marketable and valid title to all of the Purchased Interests free and clear of any Encumbrances.

Section 3.5     Brokers. Except for Simmons Energy, a Division of Piper Jaffray (“Simmons Energy”), the fees, commissions and expenses of which will be paid by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.

Section 3.6     No Bankruptcy. There are no bankruptcy proceedings pending against, being contemplated by or, to the Seller’s Knowledge, threatened against any of the Applicable Entities. Following the consummation of the transactions contemplated by this Agreement, and as of the consummation of each transaction contemplated by the Reorganization, none of the Applicable Entities will be, or was or will have been, (a) insolvent or left with unreasonably small capital, (b) with incurred debts beyond their inability to pay such debts as they mature, or (c) with liabilities in excess of the reasonable market value of its assets.

Section 3.7     Non-Foreign Status. The Seller is not a foreign person as such term is used in Section 1445(b)(2) of the Code (and the associated Treasury Regulations).

Section 3.8     Exclusivity of Representations and Warranties. Neither the Seller nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Seller of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article III or any certificate delivered by Seller pursuant to this Agreement, and the Seller hereby disclaims any such other representations or warranties.

Article IV
REPRESENTATIONS AND WARRANTIES regarding the company AND THE BKEP ASSETS

Except as set forth in the Disclosure Schedules, the Seller hereby represents and warrants to the Buyer with respect to the BKEP Assets and the Company as of the date hereof and as of the Closing Date as follows:

Section 4.1     Organization and Qualification. The Company is (a) a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization as set forth in Schedule 4.1 of the Disclosure Schedules, and has all necessary limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (b) duly qualified as a limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary except for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Seller has made available to the Buyer true and complete copies of the Organizational Documents of the Company and all amendments thereto. Such Organizational Documents are in full force and effect and no other Organizational Documents are applicable to or binding upon the Company. The Company is not currently in breach or violation of, nor has any event occurred that, with notice, lapse of time or both, would breach or violate, any provision of the Organizational Documents of the Company. No Action to dissolve the Company is pending, or to the Seller’s Knowledge, threatened. The execution, delivery and performance by the Company of the Transaction Documents to which it is or will be a party and the consummation by such Persons of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action, and no other authorization on the part of any such Person is necessary to authorize such execution, delivery and performance.

Section 4.2     No Conflict; Required Filings and Consents.

(a)     The execution, delivery and performance by each Applicable Entity of each Transaction Document to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)     conflict with or violate its Organizational Documents;

(ii)     conflict with or violate any Law applicable to any Applicable Entity or otherwise applicable to the Terminals Business, or by which any property or asset used in the Terminals Business is bound or affected;

(iii)     result in the creation of or result (with or without notice or lapse of time or both) in the creation of any Encumbrance on the material assets or properties of the Applicable Entities or any other material asset or property used in the Terminals Business; or

(iv)     except as set forth on Schedule 4.2(a)(iv) of the Disclosure Schedules, conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any contract relating to the Terminals Business or to which the assets, properties, or business of any Applicable Entity is bound;

except, in the case of clauses (ii), (iii), and (iv), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby or that arise primarily as a result of any facts or circumstances solely relating to the Buyer or any of its Affiliates.

(b)     Except as set forth in Schedule 4.2(b) of the Disclosure Schedules, no Applicable Entity is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance of the Transaction Documents to which it is a party, or the consummation of the transactions contemplated hereby or thereby, except (i) for such filings required to be made under the HSR Act, or (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impede the performance by the Company of its obligations under the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

Section 4.3     Capitalization; Applicable Entities.

(a)     The Purchased Interests have been legally and validly issued, represent 100% of the Equity Interests of the Company.

(b)     There are no outstanding Equity Interests of the Company other than the Purchased Interests. There are no outstanding securities convertible into, exchangeable for, or carrying the right to acquire securities or any other Equity Interests, including the Purchased Interests, of the Company. As of the date of this Agreement, the only Applicable Entities are, and as of immediately prior to the Closing Date the only Applicable Entities will be, BKEP Pipeline, L.L.C., the Seller, and the Company.

Section 4.4     Equity Interests. The Company does not and, following the Reorganization set forth in Section 6.14, will not, directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in any Person. The membership interests of the Company have been legally and validly issued, are fully paid and non-assessable, and are not subject to any Encumbrances other than Encumbrances that will be released in full prior to the Closing. The membership interests of the Company were issued in compliance with Law and were not issued in violation of the Organizational Documents of the Company.

Section 4.5     Financial Statements. True and complete copies of (i) the unaudited balance sheet of the Terminals Business as of December 31, 2019 and the related unaudited statement of operations of the Terminals Business for the year ended December 31, 2019, and (ii) the unaudited balance sheet of the Terminals Business as of September 30, 2020 (the “Balance Sheet Date”), and the related unaudited statement of operations of the Terminals Business for the nine-month period ended on the Balance Sheet Date (the financial statements referred to in clauses (i) and (ii), collectively, the “Financial Statements”), are attached hereto as Schedule 4.5 of the Disclosure Schedules. Each of the Financial Statements fairly presents, in all material respects, the financial position and results of operations of the Terminals Business as at the respective dates thereof and for the respective periods indicated therein in accordance with GAAP, except for the absence of notes and as otherwise noted therein, and subject to normal and recurring year-end adjustments.

Section 4.6     Absence of Certain Changes or Events; No Undisclosed Liabilities. Since the Balance Sheet Date, neither the Company nor, as to the Terminals Business, any other Applicable Entity has incurred any obligation or Liability that would be required under GAAP to be reflected on a balance sheet of such entity prepared in accordance with GAAP applied on a basis consistent with the balance sheet included in the Financial Statements, other than (i) trade payables and other Liabilities incurred in the ordinary course of business (it being understood that incurrences of Indebtedness shall in no event be deemed to be in the ordinary course of business), or (ii) any Liabilities incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby. Except as set forth on Schedule 4.6 of the Disclosure Schedules, since the Balance Sheet Date, neither the Company nor, as to the Terminals Business, any other Applicable Entity, has taken any action that that, if taken following the date of this Agreement, would require a consent from the Buyer under Section 6.1.

Section 4.7     Compliance with Law; Permits.

(a)     Except as set forth on Schedule 4.7(a) of the Disclosure Schedules, the Company is, and has been at all times during the last five years, in compliance with all Laws applicable to it, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.7(a) of the Disclosure Schedules, as to the Terminals Business, each Applicable Entity other than the Company is, and has been at all times during the last five years, in compliance with all Laws applicable to it, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of Seller, the Company or any of their Affiliates has received any written communication since the Balance Sheet Date from a Governmental Authority that alleges that any such Person is not in compliance with or is in default or violation of any applicable Law.

(b)     The Applicable Entities, taken as a whole, are in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for such Person to own, lease and operate its properties and to carry on the Terminals Business as currently conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing, the Company will be in possession of all Permits, except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All material Permits are in full force and effect and no suspension or cancellation of any such Permit is pending or, to the Seller’s Knowledge, threatened.

(c)     The Company has not and, to the Seller’s Knowledge, the Applicable Entities and their respective Representatives have not, directly or indirectly, in the last two years: (i) made, authorized, promised or offered or is making, authorizing, promising or offering any contributions, gifts, entertainment or payments of money or anything of value or other expenses related to political activity in violation of any applicable Laws, (ii) made, authorized, promised or offered or is making, authorizing, promising or offering any payments, including gifts or anything else of value, to any public official or employee, any political party or official thereof, any candidate for political office, or any Person acting in any capacity for or on behalf of any of the foregoing, in violation of any applicable Laws, (iii) established or maintained, or is maintaining, any fund of corporate monies or other properties or assets in violation of any applicable Laws, (iv) made, authorized, promised or offered or is making, authorizing, promising or offering any payments, including gifts or anything else of value, to any Person, while knowing or believing that all or some portion of the money or value will be offered, given or promised to a public official or other Person for the purposes of obtaining or retaining business or securing any improper advantage or in other circumstances when such offer, payment or promise would be in violation of applicable Laws, (v) made any gift, bribe, rebate, payoff, influence, payment, kickback or any other payment of any nature in violation of any applicable Laws, (vi) received written notice regarding any investigation by any Governmental Authority with regard to any actual or alleged breach of any relevant anti-corruption Law on the part of such Person, or (vii) violated the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq., the U.S. Bank Secrecy Act, the USA PATRIOT Act of 2001, or any other applicable anti-bribery or anti money laundering Laws applicable to the Company.

(d)     No representation or warranty is made under Section 4.7(a) or 4.7(b) with respect to ERISA, Taxes or Environmental Laws, which are covered exclusively by Sections 4.9, 4.14 and 4.15, respectively.

Section 4.8     Litigation. Except as set forth on Schedule 4.8 of the Disclosure Schedules, there is no Action pending, or to the Knowledge of the Company, threatened (a) to which the Company is or may become a party or to which, as to the Terminals Business, any other Applicable Entity is or may become a party, or (b) to the Seller’s Knowledge, against any other Person, that, in each case, if determined adversely to an Applicable Entity, would reasonably be expected to have a Material Adverse Effect or would seek to make illegal, prevent, enjoin, alter or materially delay any transaction contemplated by the Transaction Documents. There are no bankruptcy, insolvency, reorganization or arrangement Actions pending, being contemplated by or, to the Seller’s Knowledge, threatened, against the Company.

Section 4.9     Employee Benefit Matters.

(a)     Schedule 4.9(a) of the Disclosure Schedules contains a true and complete list of the material employee benefit plans, programs, or other arrangements including: (i) all retirement, savings and pension plans; (ii) all health, medical, dental, severance, insurance, disability and other employee welfare benefit plans; and (iii) all employment, incentive, change-in-control, bonus, deferred compensation, vacation, sick pay, paid time off, and any other similar plans, programs or arrangements, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder (“ERISA”) and whether covering one individual or more than one individual, (1) which are sponsored or maintained by the Seller, Seller Management Co., or the Company, or by any other person or entity under common control with the Seller, Seller Management Co., or the Company within the meaning of Section 414(b), (c), (m), or (o) of the Code and the rules and regulations issued thereunder (each an “ERISA Affiliate”) and in which any Business Employee or Ancillary Business Employee is a participant, or (2) with respect to which the Company or any other Applicable Entity contributes to or has any Liability thereunder (each, an “Employee Plan”). All Employee Plans comply and have complied, in all material respects, with all applicable Laws. There are no Actions pending or, to the Seller’s Knowledge, threatened, by (i) the United Stated Internal Revenue Service (the “IRS”), the United States Department of Labor, or any other Governmental Authority with respect to any Employee Plan or (ii) any Person against, to the Seller’s Knowledge, any fiduciary of any Employee Plan or the assets of any Employee Plan (other than routine claims for benefits in the normal course).

(b)     Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has filed for, received or is entitled to rely upon a favorable determination letter or opinion letter with respect to such qualified status from the IRS. The determination letter or opinion letter for each such Employee Plan remains in full force and effect, and any amendment or event relating to such an Employee Plan subsequent to the date of the letter could not reasonably be expected to adversely affect the qualified status of the Employee Plan.

(c)     Any Employee Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code complies in all respects with the requirements of Section 409A of the Code.

(d)     No amount paid or payable (whether in cash, property or in the form of benefits) by the Seller or its ERISA Affiliates, in connection with the transaction subject to this Agreement will constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(e)     Each Employee Plan can be amended, terminated or otherwise discontinued as of the Closing Date in accordance with its terms, and without any resulting Liability being attributed to the Company.

(f)     The Seller, Seller Management Co., the Company and their ERISA Affiliates, as applicable, have timely made all contributions and other payments required under the terms of each Employee Plan and applicable Laws, and all proper accruals have been made on their books with respect thereto.

(g)     None of the Seller, Seller Management Co., the Company, or any of their ERISA Affiliates has at any time in the past six years maintained, established, sponsored, participated in, or contributed to, or had any obligation or Liability to, any (i) Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) “funded welfare plan” within the meaning of Section 419 of the Code, (iii) a “multiple employer welfare benefit arrangement” as described in Section 3(40)(A) of ERISA, or (iv) a “multiemployer plan,” as defined in Section 3(37) of ERISA. None of the Seller, Seller Management Co., the Company, or any of their ERISA Affiliates, has in the past six years at any time incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code. There does not exist any circumstance that would reasonably be expected, upon consummation of any transaction contemplated by the Transaction Documents, to result in a Liability to Buyer or any of its Affiliates relating to any Employee Plan or any “controlled group liability.” As used in the preceding sentence, the term “controlled group liability” means any and all Liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, and (iii) under Sections 412 and 4971 of the Code.

(h)     No Employee Plan provides, or has any obligation or Liability to provide, retiree medical or any other insurance or benefits coverage to any Business Employee or Ancillary Business Employee, or any former employee or director of the Seller, Seller Management Co., the Company, or any of their ERISA Affiliates, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA, and the rules and regulations issued thereunder (“COBRA”) or a comparable Law.

(i)     The execution of this Agreement and the consummation of the transactions hereunder, or any termination of employment or other service of any Business Employee or Ancillary Business Employee in connection therewith, will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan that will or may result in any Liability thereunder being attributed to, or otherwise the responsibility of, the Company, the Buyer or any of its Affiliates.

Section 4.10     Labor and Employment Matters. The Company does not employ any employees, and there is no basis for any contractor or contingent worker to have a claim of employment against the Company, including on the basis of joint employer liability. The Company will not employ any employees as of the Closing. Neither the Company nor any of its Affiliates is a party to any labor or collective bargaining contract that pertains to employees providing services to the Company. There are no pending or, to the Knowledge of the Company, threatened material Actions concerning labor, employment or pay matters with respect to the Company, or any of the Business Employees, Ancillary Business Employees, contingent workers or contractors, except for such Actions that are disclosed on Schedule 4.10 of the Disclosure Schedules.

Section 4.11     Insurance. Schedule 4.11 of the Disclosure Schedules sets forth a true and complete list of all insurance policies in force that are material to the Terminals Business (collectively, the “Material Insurance Policies”). All material assets of the Company or otherwise relating to the Terminals Business are covered by valid insurance policies and no event has occurred with respect to the Terminals Business that would be reasonably expected to lead to a claim under the Material Insurance Policies that has not been filed under such policies if such policies were to remain in effect following the Closing. The Material Insurance Policies are in full force and effect and all premiums due and payable on such policies have been paid in accordance with the payment terms thereof. Since the Balance Sheet Date, none of the Seller, the Company or any of their Affiliates has received any refusal of coverage or any written notice of cancellation of a Material Insurance Policy or any other indication that a Material Insurance Policy is no longer in full force or effect or will not be renewable upon its expiration.

Section 4.12     Real Property.

(a)     Schedule 4.12(a)(i) of the Disclosure Schedules lists the street address of each parcel of Owned Real Property and the current owner of each parcel of Owned Real Property. The Applicable Entities have, and the Company will have as of the Closing, good, indefeasible and marketable fee simple title to all Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances, as described in clause (iv) of the definition thereof, or as set forth on Schedule 4.12(a)(ii) of the Disclosure Schedules and any such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)     Schedule 4.12(b) of the Disclosure Schedules lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. The Applicable Entities have, and the Company will have as of the Closing, a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than the terms of the applicable lease and the Permitted Encumbrances as described in clause (iv) of the definition thereof and any such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)     All Easements and similar rights necessary for the conduct of the Terminals Business as currently conducted and the ownership and operation of all of the facilities located on the Real Property (the “Required Easements”) are owned by the Applicable Entities and, as of the Closing, will be owned by the Company.

(d)     True and complete copies of all title commitments, title policies, title reports and surveys (together with true and complete copies of all Encumbrances listed on any of the foregoing) in the possession of the Applicable Entities pertaining to any of the Owned Real Property, the Leased Real Property or the Required Easements (collectively, the “Real Property”) have been made available to the Buyer.

(e)     With respect to each of the Leased Real Property and the Required Easements, (i) each applicable lease and easement is in full force and effect and constitutes a legal and binding obligation of one or more of the Applicable Entities and each other party thereunder, enforceable against such other party in accordance with its terms, as limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally, (ii) no event has occurred, and no condition or circumstance exists, that constitutes, or, to the Seller’s Knowledge, that with the giving of notice or the passage of time or both would constitute, a material default under any lease or Easement by an Applicable Entity or, to the Seller’s Knowledge, by any other party to any lease or Easement, (iii) to the Seller’s Knowledge, there are no material disputes with respect to any lease or Easement, (iv) to the Seller’s Knowledge, no party under any leases or Easements has made a claim with respect to any breach or default thereunder and (v) no Applicable Entity has subleased, licensed or sublicensed or otherwise granted any Person the right to use or occupy any real property subject to any lease or Easement (or any portion thereof). With respect to each of the Leased Real Property and the Required Easements, true and complete copies of all leases and Easements (as recorded, where applicable) have been made available to the Buyer.

(f)     With respect to the Real Property, there is no pending or, to the Seller’s Knowledge, threatened condemnation, eminent domain or similar action, or any sale or other disposition of any Real Property or any part thereof in lieu of condemnation or similar action, that would reasonably be expected to materially interfere with the operations at the affected Real Property.

(g)     Since the date on which SemGroup L.P. (together with its Affiliates, “SemGroup”) ceased to own and control all of the assets used in the conduct of the Terminals Business, the Required Easements, or a memorandum of Easement (or similar document) with respect to such Required Easements, have been filed for record in the real property records of the applicable county or counties in which the real property subject to such Easements is situated except to the extent such failure to file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Required Easements, collectively, form a continuous right-of-way, free of any material “gaps” in coverage, except as would not constitute a Material Adverse Effect.

(h)     Other than as would not reasonably be expected to have a Material Adverse Effect, (i) all tangible personal property, buildings, improvements, equipment, facilities, appurtenances and other tangible assets of the Applicable Entities or otherwise relating to the Terminals Business are located within the boundaries of the Real Property, and (ii) none of the foregoing overlap or encroach upon the real property of any third parties.

(i)     The Real Property constitutes all of the real property interests owned, used or held for use in the conduct of the Terminals Business in the ordinary course and is sufficient in all material respects for the continued conduct and operation of the Terminals Business in the ordinary course.

(j)     The Seller has delivered to the Buyer true and complete copies of all material engineering consultants’ reports, property condition reports and similar reports with respect to the Owned Real Property and the Leased Real Property, to the extent within the possession or control of the Seller or its Affiliates. Except as would not reasonably be expected to have a Material Adverse Effect, to the Seller’s Knowledge, there are no structural defects or physical damages with respect to any existing Real Property.

Section 4.13     Intellectual Property. The Company does not own any Intellectual Property. The Applicable Entities have, and the Company will have at the Closing, the license or right to use all Intellectual Property material to the operation of the Terminals Business in the ordinary course of business. To the Seller’s Knowledge, none of the Seller, the Company or any of their respective Affiliates has received any written claims from a third party since the Balance Sheet Date that any Applicable Entity has infringed or misappropriated the Intellectual Property used in connection with the Terminals Business. To the Seller’s Knowledge, no Applicable Entity is infringing upon or misappropriating the Intellectual Property of any other Person where such infringement or misappropriation would result in a Material Adverse Effect. To the Seller’s Knowledge, neither any Applicable Entity nor any other Person has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any material Intellectual Property license that materially relates to the operation of the Terminals Business as currently conducted.

Section 4.14     Taxes.

(a)     All income and other material Tax Returns required to be filed by, on behalf of or with respect to the Company or the assets or the business of the Company (including the Terminals Business and the BKEP Assets) have been duly and timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns have been duly and accurately prepared and are complete in all material respects. All Taxes required to be paid by the Company or with respect to the assets of the Company or otherwise relating to the Terminals Business or the BKEP Assets, whether or not shown to be payable on any such Tax Returns, have been duly and timely paid.

(b)     No deficiency, claim or adjustment for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Company that has not been satisfied by payment, settled or withdrawn.

(c)     There are no Tax liens on the assets of the Company, the BKEP Assets, or otherwise relating to the Terminals Business (other than Permitted Encumbrances).

(d)     No jurisdiction (whether within or without the United States) in which the Company has not filed a particular type of Tax Return or paid a particular type of Tax has asserted (which assertion remains outstanding) that the Company is required to file such Tax Return or pay such type of Tax in such jurisdiction.

(e)     The Company has no Liability for the Taxes of any Person other than the Company (whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, or pursuant to any Tax sharing or indemnity agreement or other contracts).

(f)     To the Knowledge of the Company, all of the assets of the Company and the BKEP Assets have been properly listed and described on the property tax rolls for all periods prior to and including the Closing Date, and no portion of such assets constitutes omitted property for property tax purposes.

(g)     There is not in force any extension (i) of the statute of limitations in respect of the collection or assessment of any Taxes or (ii) of time within which to file any material Tax Return, in each case of, or with respect to, the Company other than an ordinary course extension set forth on Schedule 4.14(g).

(h)     All material Taxes with respect to the assets or the business of the Company (including the Terminals Business and the BKEP Assets) which are required by Law to be withheld or collected for payment have been duly withheld and collected and have been paid to the appropriate Governmental Authority.

(i)     The Company (i) was formed solely to effectuate the transactions contemplated by this Agreement, (ii) from the date of its formation until the effective time of the Reorganization, (A) will not conduct any business activities or other operations of any kind, except in connection with the transaction contemplated this Agreement, and (B) will not have any assets or liabilities other than assets with nominal value contributed upon its formation, and (iii) is, and has been since its formation, an entity disregarded as separate from its owner for U.S. federal income tax purposes.

(j)     The representations and warranties contained in this Section 4.14 (and in Section 4.9, inasmuch as it relates to Taxes) are the only representations and warranties being made with respect to Taxes. Notwithstanding anything to the contrary in this Agreement, the representations and warranties in respect of Taxes shall be limited to Taxes attributable to Tax periods (or portions thereof) ending on or before the Closing Date and shall in no event include the existence, amount or usability of the Tax attributes of the Company for Tax periods (or portions thereof) beginning on or after the Closing Date.

Section 4.15     Environmental Matters.

(a)     Except as set forth on Schedule 4.15(a) of the Disclosure Schedules, the Company is and has been since the date of its formation, and, solely to the extent relating to the Terminals Business, the other Applicable Entities are and have been at all times in the prior three (3) years, in compliance in all material respects with all applicable Environmental Laws and all Environmental Permits.

(b)      The Applicable Entities have, and the Company will have as of the Closing, obtained all Environmental Permits necessary to conduct their respective businesses (including the Terminals Business), and all such Environmental Permits are in full force and effect, and there are no Actions pending or, to the Seller’s Knowledge, threatened, that seek the revocation, cancellation, suspension or adverse modification of any such Environmental Permit.

(c)      Neither Company nor any Applicable Entity has received any written notice, citation, demand, request for information or claim (except to the extent the subject matter of each of the foregoing has been resolved), and there are no Actions pending or threatened against the Company or any Applicable Entity or otherwise in connection with the Terminals Business, alleging material violation of or material Liability pursuant to any Environmental Law.

(d)     The Company is not, and, solely in connection with the Terminals Business, the Applicable Entities are not, currently subject to any compliance or consent order, decree, or agreement issued or entered into pursuant to Environmental Law, and no such orders, decrees, or agreements are currently being negotiated by the Company or, solely in connection with the Terminals Business, any of the Applicable Entities.

(e)     There has been no Release of any Hazardous Material on, at, under, to, or from the Owned Real Property, or to the Seller’s Knowledge, the Leased Real Property or any other location in a manner that could reasonably be expected to result in material Liability to any Applicable Entity or the Terminals Business under Environmental Laws.

(f)     Other than pursuant to ordinary course commercial arrangements, no Applicable Entity has expressly, or to the Seller’s Knowledge, by operation of law, assumed any known Liability, including any obligation for corrective or remedial action, of any other Person imposed pursuant to Environmental Laws.

(g)     The Seller has made available to the Buyer copies of all material environmental site assessments, compliance audits, notices of violation issued by a Governmental Authority, consent orders, and other material environmental documents in the possession of any of the Applicable Entities relating in any way to the Terminals Business, the Owned Real Property or the Leased Real Property.

(h)     The representations and warranties contained in this Section 4.15 are the only representations and warranties being made with respect to Environmental Laws, Environmental Permits or any other environmental, health or safety matter related to the Company.

(i)     There is no leak or discharge resulting from the failure to purge any idle pipeline forming part of the BKEP Assets. Other than as set forth on Schedule 4.15(i), the BKEP Assets include no idle pipeline that has not been purged of crude oil.

(j)     For purposes of this Agreement:

(i)     “Environmental Laws” means any Laws in effect on or prior to the Closing Date relating to protection of the environment, natural resources, or occupational health and safety, including Laws relating to the Release, cleanup, remediation, treatment, storage, disposal, transport, or handling of or human exposure to Hazardous Materials.

(ii)     “Environmental Permits” means all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority required by or issued under any Environmental Law.

(iii)     “Hazardous Materials” means (a) any material, substance or waste that is regulated or controlled as a hazardous substance, hazardous material, toxic substance, hazardous waste, contaminant or pollutant (or words of similar meaning or intent) under any Environmental Law or for which Liability may be imposed pursuant to any Environmental Law, (b) any petroleum, petroleum distillate or petroleum-derived products, including crude oil and any fractions thereof and (c) any asbestos or asbestos-containing materials, lead or lead-containing materials, radioactive materials or wastes, per- and polyfluoroalkyl substances, and polychlorinated biphenyls.

(iv)     “Release” means any release, spill, emission, leaking, pumping, injection, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment, including the movement of Hazardous Materials through or in the air, soil, surface water or groundwater.

Section 4.16     Material Contracts.

(a)     Schedule 4.16 of the Disclosure Schedules lists each of the following written contracts to which the Company or, as to the Terminals Business, any other Applicable Entity, is a party, or to which the assets of the Company or, as to the Terminals Business, the assets of any other Applicable Entity, is otherwise bound, or to which any of the BKEP Assets is bound, or which otherwise relates to the Terminals Business (such contracts as described in this Section 4.16(a) being “Material Contracts”):

(i)     each contract that provides for payment or receipt of more than $500,000 per year, or $1,500,000 in the aggregate, including any such contracts with customers or clients;

(ii)     each contract relating to Indebtedness, including futures, swap or hedging arrangements in excess of $100,000 during any calendar year in the aggregate;

(iii)     each outstanding futures, swap, option, hedging, forward sale or other derivative contract;

(iv)     each contract for operations and maintenance agreements pursuant to which any third party operates any material assets of any Applicable Entity or otherwise relating to the Terminals Business;

(v)     each contract pursuant to which any Applicable Entity is obligated to construct operate or maintain facilities of others or which are not located on the Real Property;

(vi)     each contract involving a remaining commitment, as of the date of this Agreement, to pay capital expenditures in excess of $1,000,000 in the aggregate;

(vii)     each contract that materially limits or purports to materially limit the ability of any Applicable Entity to compete in any line of business or with any Person or in any geographic area or during any period of time after the Closing;

(viii)     each storage contract, transportation contract, facilities contract, terminalling contract, throughput contract, construction contract, agency contract, purchase and supply contract, connection contract, reimbursement contract, access contract, and other similar contracts currently in effect that during the twelve months ending December 31, 2019 individually involved, or is reasonably expected to involve annual revenues received by or payments in excess of $500,000 in the aggregate;

(ix)     each contract for an equipment lease obligating any Applicable Entity to pay an amount in excess of $500,000 during any calendar year in the aggregate;

(x)     each joint venture, partnership or similar contract or arrangement and each joint development contract or acreage dedication contract;

(xi)     each contract under which any Applicable Entity is lessee of or holds or operates any real or tangible property owned by any other Person, except for any contract or agreement under which the aggregate annual rental payments do not exceed $500,000;

(xii)     each contract under which any Applicable Entity is lessor of or permits any third party to hold or operate any real or tangible property (including any tank leases with customers that create any possessory or operational right in the customer);

(xiii)     each interconnection contract with a remaining term of longer than 90 days and which may not be terminated by an Applicable Entity upon less than 90 days’ notice without penalty or payment;

(xiv)     each contract with the Seller or any Affiliate (other than the Company) relating to the future provision of goods or services providing future annual payment obligations that will be binding on any Applicable Entity after the Closing and is not terminable by such Applicable Entity upon ninety (90) days or less notice;

(xv)     each contract that (A) includes “most favored nation,” “most favored customer,” noncompetition or similar clauses restricting the right of the Company with respect to pricing or performance of services or (B) requires an Applicable Entity to purchase its total requirements of any product or service from a third party or contains any take-or-pay arrangement, providing for any minimum volume commitments or including acreage dedications, areas of mutual interest or similar dedications or commitments;

(xvi)     any contract or agreement that includes a change-of-control or similar provision (including rights of first refusal, first or last look, rights of first offer, preemption rights, assignment rights, notice rights, or any similar right) that may be triggered in connection with the Transaction Documents or upon the consummation of the transactions contemplated thereby requiring a consent or payment thereunder for which the Company will have any Liability, obligation or responsibility, triggered upon the consummation of the transactions evidenced by this Agreement;

(xvii)     each contract evidencing any outstanding agreements of guaranty, surety or indemnification, whether direct or indirect, by an Applicable Entity;

(xviii)     each contract the breach or termination of which would, individually or in the aggregate, result in a Material Adverse Effect; and

(xix)     each contract relating to the future disposition or acquisition of material assets or properties by any Applicable Entity, or any merger or business combination with respect to any Applicable Entity (other than this Agreement); and

(xx)     any commitment to enter into any contract of the type described in subsections (i) through (xx) above.

(b)     Except as set forth on Section 4.16(b) of the Disclosure Schedules, each Material Contract is valid and binding on the relevant Applicable Entity, and will be valid and binding on the Company as of the Closing and, to the Knowledge of the Company, the counterparties thereto, and is in full force and effect. There is not, under any Material Contract, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any Applicable Entity or, to the Seller’s Knowledge, any other party thereto. True and complete copies of all Material Contracts have been made available to the Buyer.

Section 4.17     Brokers. Except for Simmons Energy, the fees, commissions and expenses of which will be paid by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

Section 4.18     Key Customers. Neither the Seller nor any other Applicable Entity has any pending material disputes concerning products or services with any of the customers of the Terminals Business. Except as set forth on Schedule 4.18 of the Disclosure Schedules, to the Seller’s Knowledge, none of the ten largest customers (the “Key Customers”) of the Terminals Business based on the aggregate amount of sales to customers for the fiscal year ended December 31, 2019, has notified the Company or any Applicable Entity of such Key Customer’s intent to cease, terminate or materially diminish the use of either (x) the Company’s or any Applicable Entity’s facilities or services or (y) any material contract relating to the Terminals Business.

Section 4.19     Transactions with Affiliates. Schedule 4.19 of the Disclosure Schedules sets forth a true and complete list of any contracts between (a) any Applicable Entity, on the one hand, and (b)(i) the Seller or any of its Affiliates (other than such Applicable Entity), (ii) any officer, director, manager or employee of such Applicable Entity or any of its Affiliates or (iii) to the extent a Person in (i) or (ii) is a natural person, any Person who has any direct or indirect relation by blood, marriage or adoption to them, on the other hand, except, in each case, contracts with respect to compensation received as employees or consultants in the ordinary course of business. Neither the Seller nor any of its Affiliates (other than the Company) (x) owns any material properties, assets or rights that are used by the Company, or that are otherwise used in connection with the Terminals Business, except as disclosed on Schedule 4.19 to the Disclosure Schedules; (y) owes any money to, or is owed any money by, the Company (except with respect to compensation or expense reimbursement received as officers, directors or consultants in the ordinary course of business); or (z) has asserted any claim or cause of action against the Company.

Section 4.20     Credit Support. Schedule 4.20 of the Disclosure Schedules sets forth a true and complete list of all bonds, letters of credit, guarantees, or other credit support posted or entered into by the any of the Applicable Entities or any of their Affiliates in connection with the ownership, operation or maintenance of the business of the Applicable Entities (including the Terminals Business), as conducted immediately prior to Closing, or which are required by their terms to be replaced (or for which the Seller intends to terminate) as a result of the consummation of any transaction contemplated by the Transaction Documents.

Section 4.21     No FERC Regulation. Apart from the operation of certain facilities listed on Schedule 4.21 of the Disclosure Schedules that subjects the Seller to FERC regulation under Section 311 of the Natural Gas Policy Act, 15 U.S.C. § 3371, the Seller (a) has not operated, or provided services, using the Company or, as to the Terminals Business, any other Applicable Entity, in a manner that subjects it, any third party operator of any Applicable Entity or any future owner of the Company to the jurisdiction of, or regulation by, FERC (i) as a natural gas company under the Natural Gas Act of 1938 (other than pursuant to a certificate of limited jurisdiction as described below), or (ii) as a common carrier pipeline under the Interstate Commerce Act; and (b) does not hold any general or limited jurisdiction certificate of public convenience and necessity issued by the FERC other than a blanket sale for resale certificate issued by operation of Law or a blanket certificate issued to permit participation in capacity release transactions.

Section 4.22     Company Operations. Except as set forth on Schedule 4.22 of the Disclosure Schedules, the Company was formed by the Seller solely for the purpose of accomplishing the Reorganization and thereafter conducting the Terminals Business and, since formation, has not engaged in any other business activities or entered into any agreements other than (a) the Reorganization Documents, (b) as provided in the Contribution Agreement forming part of the Reorganization Documents, or (c) as approved in writing by Buyer.

Section 4.23     Books and Records. All books and records of the Company or otherwise relating to the Terminals Business (the “Books and Records”) have been, at all times since the date on which SemGroup ceased to own and control all of the assets used in the conduct of the Terminals Business, maintained in accordance with Law and in the ordinary course of business with past practices of the Seller and its Affiliates, except for any such failures that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. All Books and Records in the possession of Seller or its Affiliates have been furnished to the Buyer. To the Knowledge of Seller, the Books and Records relating to the Terminals Business are true and complete, except for any such failures that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

Section 4.24     Bank Accounts and Powers of Attorney. Set forth on Schedule 4.24 of the Disclosure Schedules is a true and complete list showing (a) the name and address of each bank or brokerage in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and (b) the names of all Persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

Section 4.25     Sufficiency of Assets; Condition of Assets. The BKEP Assets set forth on Schedule 1.1 of the Disclosure Schedules are sufficient for the continued conduct of the Terminals Business at and after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the assets necessary to conduct the Terminals Business as currently conducted, except for any such failures that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. Immediately after the Closing, the Company will continue to own, lease or have valid rights to use all of the properties and assets described in the previous sentence. All of the physical assets set forth on Schedule 1.1 of the Disclosure Schedules are in good operating condition and repair (subject to normal wear and tear taking into account use and age), used and usable in the ordinary course of business consistent with past practice, and conform in all respects to all applicable Laws, except for any such failures that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

Section 4.26     Reorganization. Except as otherwise provided in Section 6.19, as of the Closing and as of the consummation of the Reorganization, all of the Applicable Entities’ right, title and interest in and to the BKEP Assets will have been fully transferred to the Company. Other than the Reorganization Documents, and the deeds and other conveyance instruments and documents expressly contemplated thereunder, there are no agreements, arrangements, contracts, documents, instruments, or understandings, in each case whether oral or written, that provide for effecting the Reorganization or the consummation of the transactions contemplated thereby binding on the Company or the BKEP Assets.

Section 4.27     Capital Expenditures. A true and complete list is set forth on Schedule 4.27 of the Disclosure Schedules of the aggregate unpaid contractual commitments (i) of the Company for new capital expenditures and (ii) of the Applicable Entities for new capital expenditures in connection with the Terminals Business.

Section 4.28     Exclusivity of Representations and Warranties. None of the Seller, the Company or any of their respective Affiliates or Representatives is making any representation or warranty on behalf of the Seller or the Company of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any representation or warranty relating to financial condition, results of operations, assets or Liabilities of the Company), except as expressly set forth in Article III and this Article IV or any certificate delivered by the Seller pursuant to this Agreement, and the Seller hereby disclaims any such other representations or warranties.

Article V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller and the Company as follows:

Section 5.1     Organization. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.

Section 5.2     Authority; Enforceability. The Buyer has the limited liability company power and authority to execute and deliver the Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of Transaction Documents to which it is or will be a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action, and no other authorization on the part of the Buyer is necessary to authorize such execution, delivery and performance. Each of the Transaction Documents to which the Buyer is or will be a party has been (in the case of this Agreement and the Transaction Documents executed on the date hereof), or will be at the Closing (in the case of any other Transaction Documents), duly executed and delivered by the Buyer and, assuming due execution and delivery of such Transaction Document by each of the other parties thereto, constitutes, or will constitute at the Closing, as applicable, the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 5.3     No Conflict; Required Filings and Consents.

(a)     The execution, delivery and performance by the Buyer of each Transaction Document to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)     conflict with or violate the Organizational Documents of the Buyer;

(ii)     conflict with or violate any Law applicable to the Buyer or by which any property or asset of the Buyer is bound or affected; or

(iii)     conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, give rise to any right of termination, cancellation or acceleration under, or require any consent or approval of any Person pursuant to, any material contract to which the Buyer is a party;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or that arise primarily as a result of any facts or circumstances solely relating to the Seller or any of its Affiliates.

(b)     The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of the Transaction Documents to which it is a party, or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the HSR Act, or (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.4     Litigation. There is no Action pending or, to the Buyer’s Knowledge, threatened, to which the Buyer is or may become a party, before or by any Governmental Authority, which seeks to make illegal, prevent, enjoin, alter or materially delay any transaction contemplated by the Transaction Documents, or would reasonably be expected to result in, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.5     Brokers. Except for fees, commissions and expenses to be paid by the Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

Section 5.6     Investment Intent. The Buyer is acquiring the Purchased Interests for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Purchased Interests in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Buyer agrees that the Purchased Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. The Buyer is able to bear the economic risk of holding the Purchased Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.7     Buyer’s Investigation and Reliance. The Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the transactions contemplated hereby, which investigation, review and analysis were conducted by the Buyer together with expert advisors, including legal counsel, that it has engaged for such purpose. The Buyer and its Representatives have been provided with access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and other information that they have requested in connection with their investigation of the Company and the transactions contemplated hereby. None of the Seller, the Company or any of their respective Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Company contained herein or made available in connection with the Buyer’s investigation of the Company, except as expressly set forth in this Agreement or in any certificate delivered by the Seller pursuant to this Agreement, and the Seller, the Company and their respective Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom. The Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Seller, the Company, or any their respective Affiliates or Representatives, except as expressly set forth in this Agreement or in any certificate delivered by the Seller pursuant to this Agreement. Except in the case of Intentional Fraud, and without limiting any of the express representations and warranties delivered by the Seller pursuant to this Agreement or in any certificate delivered by the Seller pursuant to this Agreement, none of the Seller, the Company or any of their respective Affiliates or Representatives shall have or be subject to any Liability to the Buyer or any other Person resulting solely from the distribution to the Buyer, or the Buyer’s use of, any information, documents or materials made available to the Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement. Except in the case of Intentional Fraud, and without limiting any of the express representations and warranties delivered by the Seller pursuant to this Agreement or in any certificate delivered by the Seller pursuant to this Agreement, none of the Seller, the Company or any of their respective Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company. The Buyer acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and, except in the case of Intentional Fraud or with respect to the Buyer’s rights and remedies with respect to the express representations and warranties made by the Seller pursuant to this Agreement, that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts). The Buyer acknowledges that, should the Closing occur, the Buyer shall acquire the Company on an “as is” and “where is” basis, except as otherwise expressly set forth in Article III or Article IV or in any certificate delivered by the Seller pursuant to this Agreement. The Buyer acknowledges and agrees that the representations and warranties in Article III and Article IV are the result of arms’ length negotiations between sophisticated parties.

Section 5.8     R&W Insurance Policy. Substantially concurrently with the execution and delivery of this Agreement, the Buyer has entered into the conditional binder attached to this Agreement as Exhibit G. The parties hereto acknowledge that obtaining the R&W Insurance Policy is a material inducement to each of the parties’ entering into the transactions contemplated by this Agreement, and that the Seller is relying on the Buyer’s representations and warranties set forth in this Section 5.8. Notwithstanding the foregoing, for the avoidance of doubt, the Buyer acknowledges and agrees that the obtaining of the R&W Insurance Policy is not a condition to the Closing and the Buyer shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Article VIII of this Agreement, to consummate the transactions contemplated by this Agreement.

Article VI
COVENANTS

Section 6.1     Conduct of Business Prior to the Closing.

(a)     Except for actions taken in good faith to consummate the Reorganization or as otherwise expressly permitted or expressly required by this Agreement or as set forth on Schedule 6.1 of the Disclosure Schedules, between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall use its commercially reasonable efforts to cause the Company and any other applicable Affiliates (including Applicable Entities) to conduct the Terminals Business in the ordinary course of business consistent with past practice in all material respects, and Seller shall, and shall cause the Company and the other Applicable Entities to, use commercially reasonable efforts to preserve intact in all material respects their business organization and to preserve in all material respects the present commercial operations (including insurance policies applicable to the Terminals Business) and the present commercial relationships with Persons with whom they conduct the Terminals Business. Except for actions taken in good faith to execute and effectuate the Reorganization Documents or as otherwise expressly permitted or expressly required by this Agreement or as set forth in Schedule 6.1 of the Disclosure Schedules, between the date of this Agreement and the Closing Date, without the prior consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall cause the Company and the other Applicable Entities not to:

(i)     amend any of its Organizational Documents;

(ii)     issue or sell any Equity Interests of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interests;

(iii)     acquire any corporation, partnership, limited liability company, other business organization or division thereof, or a substantial Equity Interest in any other Person, or acquire any material assets, in each case other than in the ordinary course of business;

(iv)     sell any asset material to the Terminals Business;

(v)     except for any contract entered into, terminated or amended in the ordinary course of business, (A) grant any waiver of any material term under, or give any material consent with respect to, any Material Contract or (B) enter into, modify, amend or terminate any Material Contract;

(vi)     create, assume or incur any Indebtedness by the Company, or pledge or encumber any asset of the Company;

(vii)     (A) hire any individual as an employee or (B) hire or engage any individual who would be a Business Employee, except to fill any vacancy created by any Business Employee who terminates employment between the date of this Agreement and the Closing Date;

(viii)     make any capital expenditures in excess of $500,000 individually or $1,000,000 in the aggregate;

(ix)     settle, release or compromise any pending or threatened adverse litigation for an amount that would reasonably be expected to be greater than $500,000;

(x)     adopt, become a party to, enter into, provide discretionary benefits under, or terminate any Employee Plan, in each case other than in the ordinary case of business;

(xi)     adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Company;

(xii)     except as otherwise required by Law, make or change any material Tax election or method of accounting, amend any Tax Return, initiate or enter into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement (excluding, in each case, contracts that do not directly address Taxes), voluntary disclosure or closing agreement with respect to a material amount of Taxes, settle, compromise or otherwise resolve any audit, examination or litigation relating to a material amount of Taxes, consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of a material amount of Taxes;

(xiii)     make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

(xiv)     permit the Company to enter into any contract with, or otherwise to become bound under any obligation to, any Seller Group Party, other than the Contribution Agreement forming one of the Reorganization Documents, and the deeds and other conveyance instruments and documents expressly contemplated thereunder;

(xv)     permit the Company to enter into any contract with, or otherwise to become bound under any obligation to, any purchaser of any portion of the crude oil pipeline business of BKEP Parent (or any of its direct or indirect subsidiaries); or

(xvi)     announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

provided, however, that the Buyer’s prior consent shall not be required pursuant to this Section 6.1(a) and the Company may authorize, engage in or consent to any action set forth in Section 6.1(a)(i)-(v) if the Company determines that such action is commercially reasonable and is necessary or desirable to protect from imminent harm the property of the Company or any person (after which the Seller shall provide the Buyer with prompt written notice of such action).

(b)     Notwithstanding the provisions of Section 6.1(a), the Company may use all available Cash to pay any Transaction Expenses or Indebtedness prior to Closing, for distributions or dividends or for any other purpose.

(c)     Notwithstanding anything to the contrary herein, (i) nothing shall prevent the Company from taking any action (including the establishment of any policy, procedure or protocol) reasonably necessary to preserve the safety or the health of individuals involved in the Terminals Business, in each case as determined by the Company in its good faith and commercially reasonable discretion, and in each case in direct response to COVID-19 or any COVID-19 Measure, provided that the Seller shall use commercially reasonable efforts to keep the Buyer informed in advance of the taking of any such actions and the extent to which such actions would, but for this Section 6.1(c), contravene with the term and conditions of this Agreement, and (ii) no consent of the Buyer shall be required with respect to any matter to the extent that (A) the requirement of such consent would violate applicable Law, (B) such action is required to be taken, or omitted to be taken, by the Company pursuant to any Law or COVID-19 Measure, or (C) such action is otherwise taken, or omitted to be taken, by the Company solely to protect the business of the Company in response to COVID-19, as determined by the Company in its good faith and commercially reasonable discretion.

Section 6.2     Covenants Regarding Information.

(a)     From the date hereof until the Closing Date, upon reasonable notice, the Seller shall, and shall cause the Company and the other Applicable Entities to, afford the Buyer and its Representatives reasonable access to the properties, offices, plants and other facilities, books and records of the Applicable Entities or otherwise relating to the Terminals Business for any reasonable purpose related to this Agreement and the transactions contemplated hereby; provided, however, that any such access shall be conducted at the Buyer’s expense, during normal business hours, in compliance with the policies and health and safety requirements and any other reasonable conditions of the Company notified by the Seller to the Buyer in writing, under the supervision of the Company’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Company. Notwithstanding anything to the contrary in this Agreement (but subject to the proviso in this sentence), the Company shall not be required to provide access to any information to the Buyer or its Representatives if the Company determines, in its reasonable discretion after consultation with counsel, that (i) such access would jeopardize any attorney-client or other legal privilege, (ii) such access would contravene any applicable Laws (including any applicable COVID-19 Measures), fiduciary duty or binding agreement entered into prior to the date hereof, (iii) the information to be accessed is pertinent to any litigation in which the Company or any of its Affiliates, on the one hand, and the Buyer or any of its Affiliates, on the other hand, are adverse parties, (iv) the information to be accessed cannot be disclosed without breaching an applicable confidentiality obligation, (v) the information to be accessed relates to any consolidated, combined or unitary Return filed by the Seller, the Company or any of their Affiliates or any of their respective predecessor entities or (vi) such access would jeopardize the health and safety of any employee providing services to the Company; provided, however, that the Seller shall be obligated to use commercially reasonable efforts to, and shall cause the Company and the Applicable Entities to use commercially reasonable efforts to, request and obtain consents and waivers necessary for the Buyer and its Representatives to gain access to records or information to the extent reasonably necessary for the Buyer to conduct its due diligence review of the Company, the BKEP Assets and the Terminals Business. Further, notwithstanding anything to the contrary in this Agreement, neither the Buyer nor its Representatives shall conduct any invasive environmental sampling or tests of any nature at the properties, offices, plants and other facilities of the Company without the prior written consent of the Company.

(b)     In order to facilitate the resolution of any claims made against or incurred by the Seller (as it relates to the Company), for a period of seven years after the Closing or, if shorter, the applicable period specified in the Buyer’s document retention policy, the Buyer shall (i) retain the books and records relating to the Company relating to periods prior to the Closing and (ii) afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Buyer shall use commercially reasonable efforts to notify the Seller in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Seller the opportunity to copy such books and records in accordance with this Section 6.2(b). Notwithstanding anything to the contrary in the foregoing, (A) in the event of a dispute, the furnishing of, or access to, records and information as contemplated by this Section 6.2(b) shall be subject to all applicable Laws relating to discovery and (B) the Company shall not be required to disclose any information if such disclosure would be reasonably likely to (x) jeopardize any attorney-client work product or other legal privilege or (y) contravene any applicable Laws, fiduciary duty or contract entered into prior to the date hereof (provided that in each case the Seller shall, and shall cause the Company and other Applicable Entities to, use its commercially reasonable efforts to provide such information if requested by the Buyer).

(c)     As promptly as reasonably practicable following the Closing, but in no event later than 90 days following the Closing Date, the Seller shall cause all books and records, including original books and records, relating to the Terminals Business to be delivered to the Buyer; provided that, (i) with respect to the transfer of physical books and records to the Buyer, such books and records shall be transferred to a location designated reasonably in advance by the Buyer and shall be transferred at the sole cost and expense of the Seller, and (ii) with respect to the transfer of electronic books and records to the Buyer, the Seller shall cause such records to be delivered in a readable format and in a format that reasonably allows the Buyer to use such records in a manner that complies with applicable Laws. To the extent that the Seller retains copies of any such books and records, the Seller shall provide the Buyer with an itemized list of any and all retained copies.

Section 6.3     No Control of the Company’s Business. Without limiting any rights or obligations in this Agreement, nothing contained in this Agreement is intended to give the Buyer, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing. Prior to the Closing, the Seller shall, and shall cause the Company shall and the other Applicable Entities to, exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and their respective operations.

Section 6.4     Intentionally omitted.

Section 6.5     Intercompany Arrangements. Except as set forth on Schedule 6.5 of the Disclosure Schedules and except with respect to the Transition Services Agreement, effective as of the Closing Date, all intercompany and intracompany obligations, accounts or contracts between the Company, on the one hand, and the Seller and its Affiliates (other than the Company), on the other hand, shall be deemed cancelled, in each case without any consideration to be delivered by, or continuing Liability of, any of the Buyer, the Company, or any of their respective Representatives or Affiliates (for the avoidance of doubt, other than the Seller), and the Seller shall, and shall cause its Affiliates to, take all necessary steps to cause such cancellation.

Section 6.6     No Hire; No Solicitation. If this Agreement is terminated prior to Closing, the Buyer will not, for a period of one year after such termination, without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed, either alone or in conjunction with any other Person, directly or indirectly, or through its present or future Affiliates, knowingly solicit any person who is known by the Buyer to be or to have been an employee providing services to the Company, at any time during the period from the date of this Agreement until the date of such termination, to terminate his or her employment with any Affiliate of the Company; provided, however, that the foregoing restrictions in this Section 6.6 shall expressly exclude any public solicitations or other communications in the ordinary course of business and consistent with past practice regarding job openings that are not targeted to any of the foregoing individuals, whether or not such individuals would otherwise fall within the restrictions set forth above. The Buyer agrees that any remedy at law for any breach by the Buyer of this Section 6.6 would be inadequate, and that the Seller and the Company would be entitled to injunctive relief in such a case. If it is ever held that this restriction on the Buyer is too onerous and is not necessary for the protection of the Company, the Buyer agrees that any court of competent jurisdiction may impose such lesser restrictions which such court may consider to be necessary or appropriate properly to protect the Company.

Section 6.7     Confidentiality. Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other parties in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated July 20, 2020 between the Buyer and BKEP Parent (the “Confidentiality Agreement”), which shall continue in full force and effect until its expiration pursuant to its terms.

Section 6.8     Consents and Filings.

(a)     Each of the parties shall use reasonable best efforts to do, or cause to be done, all things necessary or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to (i) obtain from Governmental Authorities all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and (ii) promptly (and in no event later than 10 Business Days after the date hereof) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act. The Buyer shall pay all filing fees and other charges for the filing under the HSR Act by all parties.

(b)     Without limiting the generality of the parties’ undertaking pursuant to Section 6.8(a), the Buyer agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as practicable and in no event later than the Termination Date. Notwithstanding the foregoing, nothing in this Section 6.8(b) or otherwise in this Agreement shall require the Buyer to (i) propose, negotiate, endeavor or agree to sell, license, dispose of, hold separate, or otherwise take, or refrain from, any action so as to limit its freedom of action with respect to, or its ability to retain, any entity, product line, asset or facility, (ii) commence litigation or any other Action or (iii) agree to any other condition or consent decree or enter into any contract.

(c)     Each of the parties shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters set forth in this Section 6.8 and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority in connection therewith. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any such matter unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the matters set forth in this Section 6.8 and in seeking early termination of any applicable waiting periods including under the HSR Act. Subject to the Confidentiality Agreement, the parties will provide each other with true and complete copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to the foregoing; provided that either party may either redact or designate for disclosure only to the other party’s outside counsel any confidential material not previously disclosed to the other party relating to the disclosing party’s valuation of any transaction contemplated by this Agreement.

(d)     Certain consents and waivers with respect to the consummation of the transactions contemplated by this Agreement may be required from parties to contracts to which the Company is a party that have not been and may not be obtained. Prior to the Closing, neither the Seller, the Company nor any of their respective Affiliates shall have any Liability to the Buyer caused solely by the failure to obtain any consents or waivers that may be required in order to consummate the transactions contemplated by this Agreement or because of the termination of any contract as a result thereof; provided, however, that, notwithstanding anything to the contrary in the foregoing, nothing in this sentence shall limit any rights or remedies of the Buyer or the Buyer Indemnified Parties under this Agreement.

Section 6.9     Public Announcements. On and after the date hereof and through the Closing Date, and without limiting Section 6.7, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties’ written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of the Seller or its Affiliates; provided, however, that, prior to the disclosure of any information relating to this Agreement to a third party or a Governmental Authority or the making of any public statement or the issuance of any press release (even if such disclosure is permitted by the provisions set forth above), to the extent permitted by applicable Law, each party shall provide reasonable advance notice to the other party, and shall consider in good faith reasonable limitations on disclosure proposed by such other party (including redactions or the omission of commercially sensitive materials or the omission of schedules or exhibits).

Section 6.10     Managers’ and Officers’ Indemnification.

(a)     The Buyer covenants, for itself and its Affiliates, successors and assigns, that it and they shall not institute any Action in any court or before any administrative agency or before any other tribunal against any of the current managers or officers of the Company or its Affiliates, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case to the extent resulting from their service with the Company or its Affiliates prior to the Closing Date or their approval of this Agreement or the transactions contemplated hereby.

(b)     The provisions of this Section 6.10 shall survive the consummation of the Closing and continue for the periods specified herein. This Section 6.10 is intended to benefit the managers and officers of the Company and its Affiliates and any other Person or entity (and their respective heirs, successors and assigns) referenced in this Section 6.10 or indemnified hereunder, each of whom may enforce the provisions of this Section 6.10 (whether or not parties to this Agreement). Each of the Persons referenced in the immediately preceding sentence are intended to be third party beneficiaries of this Section 6.10.

(c)     Notwithstanding anything to the contrary in this Agreement, nothing in this Section 6.10 shall limit any rights or remedies of the Buyer or any of the Buyer Indemnified Parties against the Seller under Article IX or in the event of Intentional Fraud.

Section 6.11     Use of Names. The Seller is not conveying ownership rights or granting the Buyer, any Affiliate of the Buyer, or the Company a license to use any of the trade names, trademarks, service marks, logos or domain names of the Seller or any Affiliate of the Seller (including the name “Blueknight” or “BKEP” or any trade name, trademark, service mark, logo or domain name incorporating the name “Blueknight” or “BKEP”) and, after the Closing, the Buyer shall not permit the Company or any Affiliate of the Company to use in any manner the names or marks of the Seller or any Affiliate of the Seller or any word that is similar in sound or appearance to such names or marks. As promptly as reasonably practicable, and in any event no later than three months after the Closing, the Buyer shall take all necessary limited liability company action to cause the corporate name of the Company to be changed to a name that does not include the word “BKEP” and shall remove all identifying markings from the Company’s assets which contain the name “Blueknight” or “BKEP” or any other form thereof. For the avoidance of doubt, the Parties acknowledge and agree that the remedies available to the Parties as set forth in Section 11.12 shall be available to the Seller in the event of the Buyer’s breach of this Section 6.11.

Section 6.12     Pipeline Leak Remediation. Prior to the Closing, Seller shall take all action necessary to remediate the small leak occurring on or about 11/30/2020 from the 8” line between the BKEP South Terminal and the Buyer facilities consistent with industry practice.

Section 6.13     Virtual Data Room. From time to time after the date of this Agreement, as and when reasonably requested by the Buyer in connection with the Buyer’s procurement of the R&W Insurance Policy, the Seller shall deliver a true and complete electronic copy of the entire virtual data room (including all contents therein as of the date of the delivery from time to time) maintained by Intralinks with respect to “Project Solera” and related to the Terminals Business and the transactions contemplated by this Agreement; provided that the Seller shall in all events provide such copy to the Buyer as of the Closing Date to the Buyer no later than ten (10) Business Days following the Closing Date.

Section 6.14     Pre-Closing Reorganization. Prior to the Closing, the Seller shall, and shall cause the Applicable Entities to, transfer, distribute, assign and convey all of the Applicable Entities’ right, title and interest in and to the BKEP Assets to the Company except as otherwise provided in Section 6.19, in each case pursuant to and in accordance with the Reorganization Documents. Any modification or supplement to the forms of the Reorganization Documents attached hereto shall require the written consent of both the Seller and the Buyer.

Section 6.15     Employee Matters.

(a)     Schedule 6.15(a) of the Disclosure Schedules lists employees of BKEP Management Inc. (“Seller Management Co.”) who provide services primarily to the Company as of the date hereof (the “Business Employees”) and Schedule 6.15(b)(i) of the Disclosure Schedules lists employees of Seller Management Co. who provide other services to the Company as of the date hereof (“Ancillary Business Employees”), and with respect to each Business Employee and Ancillary Business Employee, sets forth his or her name, title or position, date of hire (or service crediting date if different), base annual salary or hourly wage rate, and commission, bonus and cash incentive entitlements. No later than 14 days prior to the Closing, the Buyer shall cause Enbridge Employee Service Inc. (“EESI”), to extend offers to hire at least thirteen (13) of the Business Employees and may extend offers to hire any of the Ancillary Business Employees that the Buyer determines in its sole discretion, subject to compliance with applicable Law (each such Business Employee and Ancillary Business Employee who accepts such offer shall when they actually commence employment with the Buyer or its Affiliates, during or at the end of the Transition Services Agreement, be a “Transferred Employee”). Buyer and its Affiliates may interview one or more of the Business Employees and conduct any such standard employee screening and eligibility procedures with regard to such Business Employees as the Buyer conducts with respect to candidates for employment in the Buyer’s ordinary course of business, and the Seller shall, and shall cause its Affiliates to, provide the Buyer with reasonable access to the Business Employees to facilitate any such interviews conducted by or on behalf of the Buyer.

(b)     Buyer will, or will cause its Affiliates to, provide base salaries, target cash incentive compensation opportunities and employee benefits to each Transferred Employees that remains employed by the Buyer or its Affiliates, that are at least as favorable as the base salaries, target cash incentive compensation opportunities and employee benefits that the Buyer and its Affiliates provide to similarly situated employees of the Buyer and its Affiliates; provided that (i) the Transferred Employees will be hired at will, (ii) the Buyer or its Affiliates may terminate the Transferred Employees for any reason, including for cause, or for no reason at all, and (iii) the Transferred Employees will be eligible to participate in the EESI Severance Pay Plan. Notwithstanding the foregoing, Buyer will cause EESI’s offers of employment to each of the individuals listed on Schedule 6.15(b)(ii) of the Disclosure Schedules (such individuals, the “Key Employees and such offers, the “Key Employee Offers”) to reflect: (1) an initial primary work location that is no further than 5 miles from such Key Employee’s current primary work location as of immediately prior to the Closing Date; and (2) the compensation commensurate with similar employees of EESI under any applicable collective bargaining agreement. The Buyer shall take commercially reasonable efforts to cause each of the Key Employees to accept the Key Employee Offers to the fullest extent permitted under the requirements of any applicable collective bargaining agreement.

(c)     The Seller shall (i) ensure that the Company is not at any time an adopting employer with respect to the Employee Plans, (ii) terminate the Business Employee’s and Ancillary Business Employee’s active participation in the Employee Plans upon them becoming Transferred Employees, and (iii) cause each Employee Plan to comply with all applicable Laws as it relates to the Transferred Employees.

(d)     With respect to each Transferred Employee, provided that accurate prior service crediting information is timely provided by the Seller on Schedule 6.15(a) or Schedule 6.15(b)(i) of the Disclosure Schedules for the Transferred Employee to the Buyer or its designated ERISA Affiliate, the Buyer will, or will cause its ERISA Affiliates to, credit such Transferred Employee with his or her prior credited service with Seller Management Co. (and any predecessor employer to the extent such service was recognized by Seller Management Co. prior to becoming a Transferred Employee), for purposes of determining (i) eligibility to participate, (ii) vesting, and (iii) accrual of severance and paid time off benefits under any employee benefit plan or program maintained by the Buyer or its Affiliates in which such Transferred Employee will become eligible to participate on or after becoming a Transferred Employee (each, a “Buyer Plan”), provided that, for the avoidance of doubt, the foregoing shall not apply for purposes of benefit accrual under any defined benefit pension plan, post-employment medical or welfare plans, or to the extent that its application would result in duplication of benefits.

(e)     With respect to any current or former employee of Seller Management Co. or an ERISA Affiliate (including any eligible spouse and dependent thereof) who incurs a qualifying event, as described by COBRA, as a result of any transaction contemplated by this Agreement, or who otherwise incurs a qualifying event (all such employees together with their spouses and eligible dependents being referred to herein as “Qualified Beneficiaries”), the Seller or its ERISA Affiliates (and not the Buyer or its Affiliates) shall (i) retain the entire obligation and Liability for providing notices and continuation coverage under COBRA or comparable state statute and (ii) offer the Qualified Beneficiaries continuation coverage under a group health plan of the Seller or its Affiliates, as applicable, to the full extent required by COBRA. Without limiting the foregoing, under this Agreement all responsibilities to make COBRA continuation coverage available to any M&A qualified beneficiaries (as defined in the COBRA regulations) are allocated entirely to the Seller and its Affiliates, and not to the Buyer and its Affiliates. Buyer or its ERISA Affiliates (and not the Seller or its Affiliates) shall (i) assume the entire obligation and Liability for providing notices and continuation coverage under COBRA or comparable state statute and (ii) offer the Transferred Employees continuation coverage under a group health plan of the Buyer or its Affiliates, as applicable, to the full extent required by COBRA, for any Transferred Employee who incurs a qualifying event following the date such individual became a Transferred Employee.

(f)     The Buyer or its ERISA Affiliates shall use commercially reasonable efforts to cause each Buyer Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods for the Transferred Employees (and their eligible dependents), other than preexisting condition limitations, exclusions or waiting periods that are already in effect with respect to such individuals under the analogous Employee Plan immediately prior to such person becoming a Transferred Employee, and (ii) recognize for each Transferred Employee and his or her covered dependents, for purposes of applying annual deductible, co-payment and out-of-pocket maximums under the Buyer Plan, any deductible, co-payment and out-of-pocket expenses paid by the Transferred Employee and his or her covered dependents during the portion of the calendar year on or prior to the date such individual became a Transferred Employee under an analogous Employee Plan, to the same extent as if such amounts had been paid in accordance with the analogous Buyer Plan for the same plan year.

(g)     No provision in this Section 6.15 or otherwise in this Agreement, whether express or implied, will (i) create any third-party beneficiary or other rights in any employee or former employee of the Seller, Seller Management Co., the Company or any of their respective ERISA Affiliates (including any beneficiary or dependent thereof) or any other Person; (ii) create any rights to continued employment with Seller Management Co., the Buyer or either of their respective ERISA Affiliates, or in any way limit the ability of the Seller, Seller Management Co., the Buyer or any of their respective ERISA Affiliates to terminate the employment of any individual at any time and for any reason; or (iii) constitute or be deemed to constitute an amendment to any employee benefit plan, program, policy, agreement or arrangement sponsored or maintained by the Seller, Seller Management Co., the Company or any of their ERISA Affiliates or (iv) result in the assumption or transfer, in whole or in part, of any Employee Plan, or any Liability or obligation whatsoever thereunder, or with respect thereto, by or to the Buyer or any of its ERISA Affiliates. The Seller or Seller Management Co. will continue to sponsor the Employee Plans for the Employees who are not Transferred Employees.

Section 6.16     No Solicitation; Alternative Transactions From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Article X, Seller shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly, encourage, solicit, participate in or initiate, or continue, discussions or negotiations with, or provide any information to, any Person or group (other than any party or any Affiliate, associate or designee of any party) concerning any proposal for the sale, merger, combination, joint venture or other transaction involving all or any part of the Terminals Business or properties of the Applicable Entities used in connection with the Terminals Business or of the BKEP Assets, other than providing information in connection the transactions contemplated hereby in accordance with the terms hereof.

Section 6.17     Post-Closing Conveyances.

(a)     If, following the Closing Date, any party reasonably determines that right, title or interest in any BKEP Asset was not conveyed to the Company as of the Closing, or that right, title or interest in an asset other than the BKEP Assets was conveyed to the Company as of the Closing, then such party shall notify the other parties in writing as promptly as practicable, but a failure to notify the other parties shall not limit the parties’ obligations hereunder. If a BKEP Asset was not conveyed to the Company as of the Closing, then the Buyer shall have the right, but not the obligation, exercisable in its sole and absolute discretion by the delivery of written notice to the Seller, to cause the Seller to cause such BKEP Asset to be conveyed (whether directly by the Seller, by an Applicable Entity, or any Affiliate of any such Person) to the Company as promptly as practicable (and the Buyer shall not have any obligation to deliver any consideration to the Seller or its Affiliates for such conveyance). If an asset other than a BKEP Asset was conveyed to the Company as of the Closing, then the Seller and the Buyer shall, as promptly as practicable, cause such asset to be conveyed by the Company (or its Affiliate) to the Seller as promptly as practicable following receipt of such notice (and the Seller and its Affiliates shall not have any obligation to deliver any consideration to the Buyer, the Company or their respective Affiliates for such conveyance). The parties shall use reasonable best efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the conveyances described in this Section 6.17. Notwithstanding the foregoing, the parties acknowledge and agree that the transfer of Vehicle Leases shall be accomplished as provided in Section 6.19.

(b)     All costs and expenses arising out of compliance with this Section 6.17 shall be allocated to the parties as though such transfers had been completed, and the expenses incurred in connection with such transfers had been allocated, as of the Closing Date in accordance with this Section 6.17.

(c)     The obligations set forth in this Section 6.17 are in addition to, and shall be not be construed to limit in any way, the rights or remedies otherwise available to the parties as set forth in this Agreement.

Section 6.18     R&W Insurance Policy. From the date hereof and following the Closing, the Buyer will not agree to any amendment, variation or waiver of the subrogation or claim for contribution provisions set forth in the R&W Insurance Policy without the Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.19     Vehicle Transfer. The parties acknowledge and agree that the Vehicle Leases and the vehicles relating thereto shall not be transferred to the Company prior to or as of the Closing.  With respect to each Vehicle Lease, the Seller shall, and shall cause its Affiliates to, cause such lease to be transferred to the Company at the earlier to occur of (x) the expiration or earlier termination of the Transition Services Agreement and (y) if applicable, the date on which the Transferred Employee to which to the vehicle under such lease is assigned commences employment with EESI, the Company or any of their respective Affiliates.

Section 6.20     Pipeline Purchaser Claims. The Seller shall, and shall cause its Affiliates, to cause each purchaser of any portion of the pipeline business of BKEP Parent or its Affiliates or the assets or entities relating thereto to waive any and all claims against the Company or its Affiliates relating to the use of or access to any of the BKEP Assets in connection with the performance of any of the services under the Transition Services Agreement, other than to the extent arising from the gross negligence or willful misconduct of the Company.

Article VII
TAX MATTERS

Section 7.1     Tax Cooperation; Tax Restrictions.

(a)     The Seller shall timely and properly prepare and file (or cause to be timely prepared and filed) all Tax Returns of or with respect to the Company and the assets and the business of the Company that are required to be filed on or before the Closing Date, and shall pay all Taxes shown as due on such Tax Returns. All such Tax Returns shall be prepared and filed in a manner consistent with past practice.

(b)     The Buyer and the Seller will, and will cause its representatives to, (i) provide the other party with such assistance as may be reasonably requested in connection with the review, preparation or filing of any Tax Return, or any audit or other examination by any taxing authority or judicial or administrative proceeding relating to Taxes with respect to the Company and (ii) retain and provide the other party with reasonable access to all records or information (including, without limitation, earnings and profits of the Company) that may be relevant to such Tax Return, audit, examination or proceeding. The Buyer and the Seller shall retain all books and records with respect to Taxes pertaining to the Company or the assets or the business of the Company until at least sixty (60) days following the expiration of the applicable statute of limitations (taking into account any extensions thereof).

(c)     To the extent doing so would reasonably be expected to result in a material increase in Taxes to the Seller or its Affiliates (or any of their respective direct or indirect owners), the Buyer shall not, and shall not allow the Company to, amend any Tax Return of the Company for a taxable period ending on or prior to the Closing Date or for a Straddle Period or otherwise initiate (or agree to) any other Seller Tax Matter without the prior written consent of the Seller.

Section 7.2     Tax Allocation.

(a)     Prior to the Closing Date, the Buyer and the Seller shall use commercially reasonable efforts to agree to an allocation of the Estimated Purchase Price, the Liabilities of the Company, and any other amounts treated as consideration for U.S. federal income Tax purposes among the assets of the Company for Tax purposes in a manner consistent with the principles of Section 1060 of the Code and the U.S. Treasury Regulations thereunder, based upon the fair market values of such assets (the “Allocation”). Accordingly, the Buyer and the Seller agree that the consideration described above shall be allocated to Class I assets, Class II assets, Class III assets, Class IV assets, Class VI assets and Class VII assets (all as defined below) based on fair market values.

(b)     The terms “Class I assets,” “Class II assets,” “Class III assets,” “Class IV assets,” “Class VI assets” and “Class VII assets” shall have the meaning ascribed to them in Treasury Regulation Section 1.338-6. Reasonably in advance of the due date (including extensions) of the U.S. federal income Tax Return of the Buyer for the taxable year in which the Closing Date occurs, the Buyer shall prepare and deliver to the Seller the Allocation setting forth its proposed calculation of the aggregate amount of the consideration as determined for U.S. federal income Tax purposes, which shall consist of the Purchase Price, the Liabilities of the Company, and any other amounts treated as consideration for U.S. federal income tax purposes, and the allocation of such aggregate amount among the assets of the Company. If the Buyer and the Seller are unable to reach an agreement within a reasonable amount of time after the Seller’s receipt of the Allocation, each of the Buyer and the Seller shall use its own allocation for all applicable U.S. federal income Tax purposes.

Section 7.3     Tax Treatment. The parties agree that because the Company is classified as an entity that is disregarded as separate from its owner for U.S. federal income tax purposes, the Buyer’s purchase of the Purchased Interests is intended to be treated as a purchase of all of the assets of the Company for U.S. federal income tax purposes, and that none of the parties nor any of their respective Affiliates will take any position inconsistent with such treatment in notices to or filings with any taxing authority, in audit or other proceedings with respect to Taxes, or in other documents or notices relating to the transactions contemplated by this Agreement unless required to do so by a “determination” as defined in Section 1313 of the Code.

Section 7.4     Transfer Taxes. The Buyer shall be liable for all sales, use, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar Taxes arising from the purchase and sale of the Purchased Interests pursuant to Section 2.1. The Seller shall be liable for all sales, use, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar Taxes arising from the transfer of the BKEP Assets pursuant to Section 6.14.

Section 7.5     Tax Refunds The Seller will be entitled to (a) any Tax refunds that are received by the Buyer, the Company or any of their respective Affiliates for a Pre-Closing Tax Period and (b) amounts credited against Tax to which the Buyer, the Company or any of their respective Affiliates for a Pre-Closing Tax Period become entitled in a period other than a Pre-Closing Tax Period, to the extent the amounts credited reduce the amount of Tax otherwise payable by the Buyer, as a result of an overpayment of any Tax in a Pre-Closing Tax Period. The Buyer will use commercially reasonably efforts to take steps necessary to obtain any available refunds, and will pay over to the Seller any such refund or the amount of any such credit within five days after actual receipt of such refund or credit against Taxes.

Section 7.6     Straddle Period For purposes of allocating Taxes that are payable with respect to the portion of a Straddle Period ending on and including the Closing Date, (a) Taxes imposed on a periodic basis and without regard to income earned or transactions occurring on a specific date shall be allocated based upon the number of days in the Tax period up to and including the Closing Date, as compared to the number of days after the Closing Date in such Tax period, and (b) with respect to any other Taxes, the amount of Taxes due for the portion of such period ending on the Closing Date shall be determined based upon an interim closing of the books at the end of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on the Closing Date and the remainder of such Straddle Period in proportion to the number of days in each period.

Article VIII
CONDITIONS TO CLOSING

Section 8.1     General Conditions. The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such waiving party):

(a)     No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (in each case whether temporary, preliminary or permanent), that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

(b)     All waiting periods (and any extensions thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated. All other material consents of, or registrations, declarations or filings with, any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained or filed.

Section 8.2     Conditions to Obligations of the Seller and the Company. The obligations of the Seller to consummate the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to the fulfillment, at or prior to the Closing, of the following conditions, which may be waived in writing by the Seller in its sole discretion: (a)(i) other than the Fundamental Representations of the Buyer, the representations and warranties of the Buyer contained in Article V shall be true and correct as of the date hereof and as of the Closing Date (as if such representations and warranties had been delivered as of the Closing Date), or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, (ii) the Fundamental Representations of the Buyer shall be true and correct in all respects as of the date hereof and as of the Closing Date (as if such representations and warranties had been delivered as of the Closing Date), or in the case of Fundamental Representations of the Buyer that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, (b) the Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, and (c) the Seller shall have received from the Buyer a certificate, dated as of the Closing Date, signed by a duly authorized officer of the Buyer, stating that the conditions specified in Sections 8.2(a) and 8.2(b) have been satisfied.

Section 8.3     Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement and the other Transaction Documents shall be subject to the fulfillment, at or prior to the Closing, of the following conditions, which may be waived in writing by the Buyer in its sole discretion: (a)(i) other than the Fundamental Representations of the Seller, the representations and warranties of the Seller contained in Article III and Article IV, respectively, shall be true and correct as of the date hereof and as of the Closing Date (as if such representations and warranties had been delivered as of the Closing Date), or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) the Fundamental Representations of the Seller shall be true and correct in all respects as of the date hereof and as of the Closing Date (as if such representations and warranties had been delivered as of the Closing Date), or in the case of Fundamental Representations of the Seller that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, (b) (i) other than with respect to Section 6.12, the Seller and the Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing, and (ii) with respect to Section 6.12 and Section 6.14, Seller and the Company shall have performed and complied in all respects with all obligations and agreements set forth therein, (c) the Buyer shall have received from the Seller a certificate, dated as of the Closing Date, signed by a duly authorized officer of the Seller, stating that the conditions specified in Sections 8.3(a) and 8.3(b) have been satisfied, (d) the Buyer shall have received from the Seller the Lender Release and such other duly executed releases and UCC termination statements (including release of mortgages and other liens as necessary in recordable form), to release the Company from all liability, and the BKEP Assets from any mortgage or other liens, related thereto, and (e) at least four of the Key Employees shall have accepted the Key Employee Offers from the Buyer (or one of its Affiliates, including EESI).

Section 8.4     Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to cause the Closing to occur as required by Section 6.8.

Article IX
REMEDIES FOR BREACH OF THIS AGREEMENT

Section 9.1     Survival of Representations, Warranties and Covenants. The representations and warranties contained in this Agreement (other than (x) the Fundamental Representations, (y) the representations and warranties set forth in Section 4.14 (the “Tax Representations”)) shall survive the Closing for a period of 15 months after the Closing Date (the “General Survival Date”). The Fundamental Representations shall survive the Closing indefinitely. The Tax Representations shall survive the Closing until 60 days following the lapse of the applicable statute of limitations. The covenants and agreements of the parties contained in this Agreement shall survive in accordance with their terms; provided that (i) Liability for any breach of or failure to perform any covenant or agreement set forth in any of Sections 6.1, 6.5, 6.7, 6.14 and 6.15 (the “Surviving Pre-Closing Covenants”) shall survive the Closing until the General Survival Date, (ii) other than with respect to the Surviving Pre-Closing Covenants, Liability for any breach of or failure to perform any covenant or agreement that by its terms is to be performed (in whole or in part) prior to the Closing shall terminate as of the Closing, and (iii) Liability for any Seller Taxes shall survive the Closing until 60 days following the lapse of the applicable statute of limitations. A claim for breach of any representation, warranty or covenant may be brought at any time within the applicable survival period set forth herein. Notwithstanding the foregoing, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the date on which it would otherwise terminate pursuant to the foregoing, if notice of the breach thereof giving rise to such right of indemnity shall have been given to the Person against whom such indemnity may be sought prior to such date.

Section 9.2     Indemnification.

(a)     Indemnification of the Buyer Indemnified Parties. Pursuant to and subject to the limitations set forth in this Article IX, from and after the Closing, the Buyer and its Affiliates and their respective Representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) shall be indemnified by the Seller against, and be held harmless from, any and all Losses, to the extent arising out of, relating to or resulting from:

(i)     any breach or inaccuracy of any representation or warranty of the Seller contained in this Agreement or in any certificate delivered by or on behalf of the Seller pursuant to this Agreement (each such breach or inaccuracy, a “Warranty Breach”);

(ii)     any breach, or failure to perform, by Seller of either (x) a Surviving Pre-Closing Covenant or (y) any covenant or agreement required to be performed by Seller following the Closing; and

(iii)     (a) Taxes of the Company or the Applicable Entities, or with respect to the assets or the business of the Company or the Applicable Entities, the BKEP Assets and the Terminals Business, attributable to any Pre-Closing Tax Period (determined in accordance with Section 7.6); (b)  Taxes of the Seller (including any capital gains Taxes or other Taxes arising as a result of the transactions contemplated by this Agreement) or any of its Affiliates (other than the Company and the Applicable Entities) for any Tax period; (c) Taxes imposed on, allocated or attributable to or incurred or payable by the Company or the Applicable Entities due to transferee or successor Liability or an obligation to indemnify any third party, in each case pursuant to a transaction consummated on or prior to or contract entered into on or prior to the Closing; or (d) any taxes for which the Seller is liable pursuant to Section 7.4 (collectively the “Seller Taxes”); provided, Taxes described in clause (a) shall be taken into account only to the extent the amount of such Taxes exceeds the amount treated as a current Liability in the calculation of Net Working Capital set forth in the Final Closing Statement (as adjusted pursuant to Section 2.4(d)). For purposes of this Section 9.2(a)(iii), Taxes shall include the amount of Taxes that would have been paid but for the application of any credit or net operating loss or capital loss deduction attributable to tax periods (or portions thereof) beginning after the Closing Date.

(b)     Indemnification of Seller Indemnified Parties. Pursuant to and subject to the limitations set forth in this Article IX, from and after the Closing, the Seller and its Affiliates and their respective Representatives, successors and assigns (collectively, the “Seller Indemnified Parties”, and, collectively with the Buyer Indemnified Parties, the “Indemnified Parties”) shall be indemnified by the Buyer against, and be held harmless from, any and all Losses, to the extent arising out of, relating to or resulting from:

(i)     any breach or inaccuracy of any representation or warranty of the Buyer contained in this Agreement or in any certificate delivered by or on behalf of the Buyer pursuant to this Agreement; and

(ii)     any breach of, or failure to perform, any covenant or agreement required to be performed by the Buyer contained in this Agreement.

(c)     Limitations for Warranty Breaches.

(i)     Except in the case of Intentional Fraud, the Buyer Indemnified Parties shall have no right to seek indemnification pursuant to Warranty Breaches, other than with respect to the Fundamental Representations and the Tax Representations of the Seller, until the aggregate amount of all indemnifiable Losses sustained or incurred by the Buyer Indemnified Parties in the aggregate for Warranty Breaches exceed an amount equal to 50% of the Retention Amount at the time such claim is made (the “Basket”), in which case the Seller shall be liable for the full amount of such Losses from the first dollar thereof up to the amount of the Basket.

(ii)     Except in the case of Intentional Fraud, and without limiting the Seller’s liability for Losses equal to the Basket as described in Section 9.2(c)(i) above, the Buyer Indemnified Parties’ sole and exclusive recourse for Warranty Breaches as to Losses in an amount greater than the Basket shall be from, and limited to, (A) as to Warranty Breaches (other than with respect to the Fundamental Representations and the Tax Representations of the Seller) the R&W Insurance Policy, and (B) as to Warranty Breaches with respect to the Fundamental Representations and the Tax Representations, first, directly from the Seller until the first point in time at which the aggregate indemnification recovered by the Buyer Indemnified Parties under this sub-section (B) is equal to the Retention Amount, second, from the R&W Insurance Policy, and thereafter, as to Losses in an amount above the policy limits of the R&W Insurance Policy, directly from the Seller.

(iii)     Without limiting the foregoing in this Section 9.2(c), in no event shall the Seller’s aggregate indemnification obligations under this Agreement exceed the Enterprise Value.

(d)     With respect to any indemnification claim pursuant to this Article IX in respect of Warranty Breaches where the applicable Loss is covered under the R&W Insurance Policy (excluding, for the avoidance of doubt, indemnification from the Seller to which the Buyer Indemnified Parties are entitled pursuant to sub-section (B) of Section 9.2(c)(ii)), the Buyer Indemnified Parties shall use commercially reasonable efforts to recover the covered portion of such Loss under the R&W Insurance Policy prior to seeking recovery from the Seller and no Buyer Indemnified Party shall be entitled to recover any such Loss under both the R&W Insurance Policy and from the Seller; provided that, for the avoidance of doubt, to the extent that only a portion of a Loss subject to indemnification under this Article IX is covered under the R&W Insurance Policy, the Buyer Indemnified Parties shall be entitled to recover the uncovered portion of such Loss from the Seller, subject to the limitations in this Article IX.

(e)     Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall in any way limit the Buyer Indemnified Parties’ recourse against any Person in respect of Intentional Fraud.

(f)     For the avoidance of doubt, subject to and in accordance with this Article IX, following the Closing, the Seller (and not the Company) shall be liable for (and deemed to have caused) any breach of this Agreement occurring at or prior to the Closing by the Company or any of its Representatives, including any inaccuracy or breach of any representation or warranty under Article IV (whether based upon, attributable to or arising out of Intentional Fraud on the part of the Company or otherwise), and shall not claim (directly or indirectly) any rights to contribution by the Company (or make any other similar claim) in respect of any such breaches, inaccuracies or other acts or omissions by the Company.

Section 9.3     Notice of Claims No later than 5:00 P.M. local time in Tulsa, Oklahoma on the final day of the applicable survival period set forth in Section 9.1, the Indemnified Party seeking indemnification hereunder shall give to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder (a “Claim”) and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such Claim, and a reference to the provision(s) of this Agreement upon which such claim is based; provided, however, that a Claim Notice in respect of any pending or threatened action at law or suit in equity by or against a third Person as to which indemnification will be sought (each such action or suit being a “Third-Person Claim”) shall be given reasonably promptly after the action or suit is commenced; and provided, further that failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

Section 9.4     Third-Person Claim Procedures.

(a)     Subject to Section 9.4(b), the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Third-Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnifying Party hereunder, and in any such case the Indemnifying Party shall cooperate, and shall cause its Affiliates and Representatives to cooperate, in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party or the Indemnified Party’s Affiliates or representatives in connection therewith; provided, however, that (x) the Indemnifying Party may participate, through no more than one counsel chosen by it and at its own expense, in the defense of any such Third-Person Claim as to which the Indemnified Party has so elected to conduct and control the defense thereof; and (y) the Indemnified Party shall have the right to pay, settle or compromise any Third-Person Claim without the consent of the Indemnifying Party.

(b)     If both (I)(v) any Third-Person Claim against any Indemnified Party will have no continuing effect in any material respect on the assets, properties or business of the Indemnified Party, (w) there is no reasonable likelihood that the Losses in respect of the Third-Person Claim would be covered under the R&W Insurance Policy, (x) such Third-Person Claim (including any compromise or settlement thereof) does not primarily seek any order, injunction or other equitable relief against the Indemnified Party, (y) such Third-Person Claim does not arise in connection with a criminal action against the Indemnified Party and (z) there is no reasonable likelihood of a conflict of interest between the Indemnifying Party and the Indemnified Party and (II) the Indemnifying Party has acknowledged and agreed in writing that the Indemnifying Party will have an obligation to provide indemnification to the Indemnified Party if the Proceeding is adversely determined against the Indemnifying Party in respect thereof (provided, that such acknowledgement in and of itself shall not constitute an admission of guilt or wrongdoing), then the Indemnifying Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third-Person Claim against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnifying Party hereunder, and in any such case the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith; provided, however, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third-Person Claim as to which the Indemnifying Party has so elected to conduct and control the defense thereof; and provided further that the Indemnifying Party shall not, without the written consent of the Indemnified Party (which written consent shall not be unreasonably withheld), pay, compromise or settle any such Third-Person Claim, unless all of the following three conditions apply: (A) such settlement or compromise involves only the payment of monetary damages for which the Indemnifying Party is solely responsible, (B) the terms of such settlement or compromise provide for the unconditional release of the Indemnified Party from all liabilities and obligations in connection with such Third-Person Claim and (C) such settlement or compromise does not subject the Indemnified Party to any criminal Liability, does not require an admission of guilt or wrongdoing on the part of the Indemnified Party and does not impose any continuing obligation on the Indemnified Party.

Section 9.5     Direct Claim Procedures In the event a Buyer Indemnified Party has a claim for indemnity under Section 9.2 that does not involve a Third-Person Claim (a “Direct Claim”), such Buyer Indemnified Party agrees to give reasonably prompt notice thereof in writing to the Seller. Such notice shall set forth in reasonable detail the known facts and circumstances of such Direct Claim and the basis for indemnification in respect thereof (taking into account the information then available to such Buyer Indemnified Party).

Section 9.6     Materiality. For purposes of determining any breach, inaccuracy or untruth of any representation or warranty set forth in this Agreement or any certificate delivered pursuant to this Agreement, or the amount of Losses attributable thereto, the terms “Material Adverse Effect,” “material adverse effect,” “material,” “materially” or other terms of a similar nature, to the extent contained in such representations or warranties, shall be given no effect and shall be disregarded in their entirety.

Section 9.7     Calculation of Damages. The amount of any Losses for which indemnification is provided under this Article IX shall be calculated net of any amounts under insurance policies, indemnity, reimbursement arrangement, contract or other recovery actually recovered by the Indemnified Party or its Affiliates with respect to the same Losses giving rise to such right of indemnification (each, an “Alternative Recovery”) (which recoveries shall be net of any retention amount or deductibles paid by such Indemnified Party to obtain such insurance coverage, and in each case, net of any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses)); provided that such Indemnified Party pursuing such recovery shall not delay such Indemnified Party from validly making, or seeking recovery and obtaining payment for any claim for indemnification under this Article IX. The Indemnified Party shall use commercially reasonable efforts to seek full recovery under all such Alternative Recoveries with respect to any Loss to the same extent as such Indemnified Party would if such Loss were not subject to indemnification hereunder. All Losses shall be determined without duplication of recovery under other provisions of this Agreement or any of the other Transaction Documents, including to the extent the amount of such Loss or alleged Loss is included in the calculation of the Net Adjustment Amount (or the calculation of the underlying amounts, including Indebtedness and Net Working Capital) as finally determined pursuant to Section 2.4.

Section 9.8     Reliance on Representations and Warranties. Notwithstanding anything to the contrary in this Agreement, the representations, warranties, covenants and agreements of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation or audit made or conducted by or on behalf of, or by reason of any information furnished to, the Indemnified Party or its Representatives or Affiliates, whether before or after the date of this Agreement or the Closing Date, or by reason of the fact that the Indemnified Party or any of its Representatives or Affiliates knew, was capable of knowing or should have known, at any time (whether before or after the date of this Agreement or the Closing Date), that any such representation or warranty was or might be inaccurate, or that any such covenant or agreement has not been or might not have been complied with, or by reason of the Indemnified Party’s waiver of any condition to such Person’s obligation to consummate the Closing set forth in Article VIII.

Section 9.9     Exclusive Remedy. With respect to Claims made from and after the Closing, except for (a) Intentional Fraud or (b) equitable remedies to specifically enforce any covenant that expressly contemplates performance (as opposed to payment) after the Closing, the Buyer acknowledges and agrees that its sole and exclusive remedies for any matter or claim arising out of this Agreement, the subject matter hereof or the transactions contemplated hereby shall be as provided by this Article IX. In furtherance of the foregoing, other than claims for (a) Intentional Fraud or (b) equitable remedies to specifically enforce any covenant that expressly contemplates performance (as opposed to payment) after the Closing, the Buyer and its Affiliates hereby waive, from and after the Closing, any and all rights, claims and causes of action, in each case, it may have against the Seller arising under or based upon this Agreement, any document or certificate delivered in connection herewith, any applicable Law or otherwise, in each case except pursuant to the indemnification provisions set forth in this Article IX.

Section 9.10     Tax Treatment. All payments made pursuant to this Article IX shall be treated as a purchase price adjustment for relevant Tax purposes, except as otherwise required by applicable Law.

Section 9.11     R&W Insurance Policy. Notwithstanding anything to the contrary in this Agreement, (i) the Buyer will purchase the R&W Insurance Policy on its own behalf at its own expense, (ii) neither the Seller nor any of its Affiliates shall be entitled to any proceeds from the R&W Insurance Policy and (iii) any limits on indemnification in this Article IX shall not limit the Buyer’s rights under the R&W Insurance Policy.

Section 9.12     Limitation on Damages. OTHER THAN ANY SUCH DAMAGES ACTUALLY SUFFERED BY ANY THIRD PARTY FOR WHICH RESPONSIBILITY IS ALLOCATED AMONG THE PARTIES UNDER THE TERMS OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE IN CONNECTION WITH THIS AGREEMENT FOR PUNITIVE DAMAGES.

Section 9.13     Mitigation. Each Indemnified Party will act in good faith to take commercially reasonable steps to mitigate all Losses subject to indemnification under this Article IX after receiving actual knowledge of any event or circumstance that would be reasonably expected to give rise to indemnification under this Article IX, which steps shall include availing itself of any reasonably and commercially practicable defenses, limitations, rights of contribution, and claims against third Persons and other rights at law or equity.

Article X
TERMINATION

Section 10.1     Termination. This Agreement may be terminated at any time prior to the Closing:

(a)     by mutual written consent of the Buyer and the Seller;

(b)     by the Seller, if the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform satisfies all of the following three conditions: (A) it would give rise to the failure of a condition set forth in Section 8.2, (B) it cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) it has not been waived by the Seller (provided, that neither a material breach by the Buyer of Section 6.18 nor the failure to deliver the full consideration payable pursuant to Article II at the Closing as required hereunder shall be subject to cure hereunder unless otherwise agreed to in writing by the Seller);

(c)     by the Buyer, if the Seller or the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform satisfies all of the following three conditions: (A) it would give rise to the failure of a condition set forth in Section 8.3, (B) it cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) it has not been waived by the Buyer;

(d)     by either the Seller or the Buyer if the Closing shall not have occurred by March 15, 2021 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 10.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the primary cause of the failure of the Closing to occur on or prior to such date; provided, further, that if all conditions to Closing have been satisfied other than the condition set forth in Section 8.1(b) due in whole or part to delays associated with disruptions due to COVID-19, then the Termination Date shall be extended on a one time basis to a date that is five Business Days after such Governmental Authority returns to ordinary service and the period described in Section 8.1(b) shall have expired;

(e)     by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have complied with Section 6.8; or

(f)     by the Seller at a time when the Seller is both (x) ready, willing and able to consummate all of the transactions contemplated by this Agreement and the other Transaction Documents to occur at the Closing and (y) the Seller is not in material breach of its obligations under this Agreement, if all of the conditions set forth in Sections 8.1 and 8.3 have been and continue to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied assuming a Closing would occur) and the Buyer fails to consummate the transactions contemplated by this Agreement on the date on which the Closing should have occurred pursuant to Section 2.3.

The party seeking to terminate this Agreement pursuant to this Section 10.1 (other than Section 10.1(a)) shall give prompt written notice of such termination to the other parties.

Section 10.2     Effect of Termination.

(a)     In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any party except (a) for the provisions of Article I relating to definitions, Sections 3.5, 4.17 and 5.5 relating to broker’s fees and finder’s fees, Section 6.7 relating to confidentiality, Section 6.9 relating to public announcements, this Section 10.2 and Article XI, together with any provisions required to give the foregoing provisions meaning, and (b) that nothing herein shall relieve any party from Liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

(b)     Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated by the Seller pursuant to (i) Sections 10.1(b) or 10.1(f) or (ii) Section 10.1(d) (and, with respect to the foregoing clause (ii) only, (A) at the time of such termination, the Buyer is in material breach of any representation, warranty, covenant, or agreement made by the Buyer in this Agreement, (B) such material breach by the Buyer has resulted (or would result) in any one or more of the conditions set forth in Section 8.2 not being satisfied, (C) all of the conditions in Section 8.1 and Section 8.3 have been satisfied or waived by the Buyer (other than those conditions that would have been satisfied except for such breach of the Buyer or that by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions), and (D) the Seller is ready, willing, and able to consummate the Closing), then, in either such case, the Seller shall be entitled, by delivery of an irrevocable written notice to the Buyer, as liquidated damages and as the Seller’s sole and exclusive remedy under this Agreement and in lieu of any other rights at law or in equity to which the Seller may otherwise be entitled (other than any such rights in equity solely to the extent required to enforce this Section 10.2(b)), to receive the Deposit Amount (together with any interest earned thereon) and, in such event, no later than two Business Days after such termination, the parties shall deliver joint written instructions to Escrow Agent instructing Escrow Agent to immediately release the Deposit Amount (together with any interest earned thereon) to the Seller. The provisions for payment of liquidated damages in this Section 10.2(b) have been included because, in the event of termination of this Agreement pursuant to Section 10.1(b), the actual damages to be incurred by the Seller are reasonably expected to approximate the amount of liquidated damages set forth in this Section 10.2(b) and because the actual amount of such damages would be difficult if not impossible to measure precisely. For the avoidance of doubt, the Seller may pursue both a grant of specific performance in accordance with Section 11.12 and the payment of the Deposit Amount and the fees and expenses pursuant to this Section 10.2(b); provided, however, that under no circumstances shall the Seller be permitted or entitled to receive both a grant of specific performance resulting in the consummation of the Closing and of payment of the Deposit Amount.

(c)     If this Agreement is terminated for any reason other than as set forth in Section 10.2(b), then no later than two Business Days after such termination, the parties shall deliver joint written instructions to Escrow Agent instructing Escrow Agent to immediately release the Deposit Amount (together with any interest earned thereon) to the Buyer.

Article XI
GENERAL PROVISIONS

Section 11.1     Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other. For the avoidance of doubt, the cost of the R&W Insurance Policy will be the sole cost and expense of the Buyer, and neither the Seller nor the Company will have any Liability with respect thereto.

Section 11.2     Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 11.3     Waiver; Extension. At any time prior to the Closing, the Seller, on the one hand and behalf of itself and the Company, and the Buyer, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other party contained herein, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by such party pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 11.4     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)     if to the Seller or prior to the Closing, the Company, to:

6060 American Plaza, Suite 600
Tulsa, OK 74135
Attention: Joel W. Kanvik, Chief Legal Officer
E-mail: jkanvik@bkep.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
2001 Ross Avenue, Suite 2100

Dallas, Texas 75201
Attention: Doug Rayburn
E-mail: DRayburn@gibsondunn.com

(ii)     if to the Buyer or after the Closing, the Company, to:

Enbridge Storage (Cushing) L.L.C.
5400 Westheimer Court

Houston, Texas 77056

Attention: Vincent Paradis
E-mail: vincent.paradis@enbridge.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1000 Louisiana Street, Suite 5900

Houston, Texas 77002
Attention:     Glenn L. Pinkerton
Facsimile:     (713) 495-7799
E-mail:     gpinkerton@sidley.com

Section 11.5     Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. The word “order” shall be construed to include any judgment, order, consent order, injunction, decree or writ of any Governmental Authority. The word “contract” shall construed to include any agreement, indenture, instrument, note, bond, loan, lease, deed, sublease, deed of trust, assignment, mortgage, license agreement, purchase order, binding bid or offer, binding term sheet or letter of intent or memorandum, commitment, letter of credit, in each case including any amendments or modifications thereof (and all exhibits, annexes, and schedules thereto) and whether written or oral. The inclusion of documents in the “Project Solera” Intralinks virtual data base hosted by or on behalf of the Seller at least two Business Days prior to the Closing Date, and which remain readily accessible by the Buyer, its Affiliates and its and their representatives and advisors through the Closing Date shall be deemed to constitute delivery or the making available (or have made available) of such documents for purposes of any representation or warranty contained herein which states that a document has been delivered or made available to the Buyer.

Section 11.6     Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Confidentiality Agreement and the letter agreements entered into between the parties hereto constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral or electronic agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. This Agreement shall not be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral or electronic agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 11.7     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Section 6.10, Section 6.11, Article IX and Section 11.21, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof as provided therein.

Section 11.8     Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 11.9     Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal Action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against any other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal Action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any Action, suit or proceeding relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, Action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, Action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.10     Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 11.11     Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer shall be entitled, in its sole discretion, to assign the rights and obligations of this Agreement, in whole or in part, to any of its Affiliates (which for the purposes of this Section 11.11, shall be deemed to include Persons in which the Buyer’s direct or indirect Equity Interests do not constitute a controlling interest or majority equity interest), without any requirement to obtain the consent of the Seller; provided further, that, except as otherwise agreed in writing by the parties to this Agreement, an assignment of the rights or obligations set forth in this Agreement shall not relieve the assigning party of any Liability under this Agreement.

Section 11.12     Enforcement.

(a)     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any Action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

(b)     Except as expressly provided otherwise in this Agreement, the sole and exclusive remedy for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the transactions contemplated by this Agreement will be those remedies available at law or in equity for breach of contract only (and only as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement); and the parties hereby agree that no party will have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.

Section 11.13     Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 11.14     Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 11.15     Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.16     Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 11.17     .pdf Signature. This Agreement may be executed by .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 11.18     Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 11.19     Legal Representation.

(a)     The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company) acknowledges and agrees that Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) has acted as counsel for the Seller, the Company in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, Gibson Dunn has not acted as counsel for any other Person, including the Buyer.

(b)     Only the Seller, the Company and their respective Affiliates shall be considered clients of Gibson Dunn in the Acquisition Engagement. The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) acknowledges and agrees that all confidential communications between the Seller, the Company and their respective Affiliates, on the one hand, and Gibson Dunn, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Seller and its Affiliates (other than the Company), and not to the Company, and shall not pass to or be claimed, held, or used by the Buyer or the Company upon or after the Closing. Accordingly, the Buyer shall not have access to any such communications, or to the files of Gibson Dunn relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Gibson Dunn in respect of the Acquisition Engagement constitute property of the client, only the Seller and its Affiliates shall hold such property rights and (ii) Gibson Dunn shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or the Buyer by reason of any attorney-client relationship between Gibson Dunn and the Company or otherwise; provided, however, that notwithstanding the foregoing, Gibson Dunn shall not disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisors of the Seller and its Affiliates; provided that such representatives, accounts and advisors are instructed to maintain the confidence of such attorney-client communications). The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) irrevocably waives any right it may have to discover or obtain information or documentation relating to the Acquisition Engagement, to the extent that such information or documentation was subject to an attorney-client privilege, work product protection or other expectation of confidentiality owed to the Seller and/or its Affiliates. If and to the extent that, at any time subsequent to Closing, the Buyer or any of its Affiliates (including after the Closing, the Company) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company or its Affiliates and any Person representing them that occurred at any time prior to the Closing, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) shall be entitled to waive such privilege only with the prior written consent of the Seller (such consent not to be unreasonably withheld).

(c)     The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) acknowledges and agrees that Gibson Dunn has acted as counsel for the Seller, the Company and their respective Affiliates for several years and that the Seller reasonably anticipates that Gibson Dunn will continue to represent it and/or its Affiliates in future matters. Accordingly, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) expressly (i) consents to Gibson Dunn’s representation of the Seller and/or its Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in any matter, including, without limitation, any post-Closing matter in which the interests of the Buyer and the Company, on the one hand, and the Seller or any of its Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement, and whether or not such matter is one in which Gibson Dunn may have previously advised the Seller, the Company or their respective Affiliates and (ii) consents to the disclosure by Gibson Dunn to the Seller or its Affiliates of any information learned by Gibson Dunn in the course of its representation of the Seller, the Company or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Gibson Dunn’s duty of confidentiality.

(d)     The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) further covenants and agrees that each shall not assert any claim against Gibson Dunn in respect of legal services provided to the Company or its Affiliates by Gibson Dunn in connection with this Agreement or the transactions contemplated hereby.

(e)     From and after the Closing, the Company shall cease to have any attorney-client relationship with Gibson Dunn, unless and to the extent Gibson Dunn is expressly engaged in writing by the Company to represent the Company after the Closing and either (i) such engagement involves no conflict of interest with respect to the Seller and/or any of its Affiliates or (ii) the Seller and/or any such Affiliate, as applicable, consent in writing to such engagement. Any such representation of the Company by Gibson Dunn after the Closing shall not affect the foregoing provisions hereof. Furthermore, Gibson Dunn, in its sole discretion, shall be permitted to withdraw from representing the Company in order to represent or continue so representing the Seller.

(f)     The Seller, the Company and the Buyer consent to the arrangements in this Section 11.19 and waive any actual or potential conflict of interest that may be involved in connection with any representation by Gibson Dunn permitted hereunder.

Section 11.20     No Presumption Against Drafting Party. Each of the Buyer, the Seller and the Company acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 11.21     Prevailing Party. If there shall occur any dispute or proceeding among the parties relating to this Agreement or the transactions contemplated hereby, the non-prevailing party shall pay all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) of the prevailing party related to such dispute or proceeding.

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IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

BKEP CRUDE, L.L.C.

By:	/s/ D. Andrew Woodward
Name:	D. Andrew Woodward
Title:	Chief Executive Officer

BUYER:

ENBRIDGE STORAGE (CUSHING) L.L.C.

By:	/s/ Vincent Paradis
Name:	Vincent Paradis
Title:	Vice President, Business Development

Signature Page to Membership Interest Purchase Agreement